EXHIBIT 10.36

INTERNATIONAL CENTER
OFFICE LEASE
BY AND BETWEEN
INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC
AS LANDLORD,
AND
CVSL INC.
AS TENANT

TABLE OF CONTENTS
Page

1.    Definitions and Basic Lease Provisions.    1
2.    Lease Grant    3
3.    Term; Possession.    3
4.    Rent.    4
5.    Electrical Services.    9
6.    Services by Landlord.    11
7.    Assignment and Subletting.    13
8.    Repairs and Alterations.    16
9.    Use and Occupancy    18
10.    Parking    18
11.    Mechanic’s Liens    18
12.    Liability of Landlord    18
13.    Indemnification and Waiver of Claims.    19
14.    Insurance.    19
15.    Fire or Other Casualty.    20
16.    Condemnation    21
17.    Waiver of Subrogation    21
18.    Taxes on Tenant’s Property    22
19.    Rights Reserved by Landlord    22
20.    Relocation.    23
21.    Surrender of Premises; Holdover.    23
22.    Events of Default    25
23.    Landlord’s Remedies.    26
24.    No Implied Waiver    28

25.    Attorneys’ Fees    28
26.    Subordination; Estoppel Certificate    28
27.    Quiet Enjoyment    29
28.    Notice    29
29.    Hazardous Materials    29
30.    Miscellaneous.    30

EXHIBITS:

Exhibit A:    Land
Exhibit B:    Floor Plan of the Premises
Exhibit C:    Work Letter
Exhibit C-1:    Base Building Guidelines
Exhibit C-2: Janitorial Specifications
Exhibit D:    Building Rules and Regulations
Exhibit E:    Parking
Exhibit F:    Renewal Option
Exhibit G:    Right of First Refusal for Additional Space
Exhibit H:    Guaranty

OFFICE LEASE
This Office Lease (this “Lease”) is entered into as of September 5, 2014 (the “Effective Date”), by and between INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC (“Landlord”), and CVSL INC. (“Tenant”).
1.Definitions and Basic Lease Provisions.
A.    “Building” shall mean the building located at 2950 North Harwood, Dallas, Texas 75201, which is located on the land described on Exhibit A (the “Land”).
B.    “Total Building Area” shall be approximately 167,922 Rentable Square Feet. below.
C.    “Premises” shall mean 9,446 Rentable Square Feet located on the 22nd floor of the Building. If the Premises contain one full floor in its entirety, all corridors and restrooms located on such full floor(s) shall be considered part of the Premises. The actual Rentable Square Feet of the Premises shall be measured and calculated by Landlord’s architect in accordance with the definition of “Rentable Square Feet” within thirty (30) days after the demising walls are in place and Landlord shall provide a copy of the detailed calculation to Tenant after receipt by Landlord. Thereafter, Tenant may measure the Premises and/or review the calculation with Tenant’s Architect (as defined in Exhibit C) prior to the Commencement Date. If the calculation by Tenant’s Architect varies from that of the Landlord’s architect, the two architects shall endeavor to resolve the differences within fifteen (15) days following notice from Tenant to Landlord of the variance. If, despite using good faith efforts, the architects are unable to resolve the differences, the architects shall settle the dispute in accordance with the provisions of Section 10 of Exhibit C.
D.    “Base Rent” (dates being subject to adjustment per subsections 1.E and 1.F below):

Rent Period	Total Months	Rate/Rentable Square Foot
07/01/15 - 02/28/16	8	$00.00 +E
03/01/16 - 06/30/16	4	$17.50 Net
07/01/16 - 06/30/17	12	$35.50 Net
07/01/17 - 06/30/18	12	$36.00 Net
07/01/18 - 06/30/19	12	$36.50 Net
07/01/19 - 06/30/20	12	$37.00 Net
07/01/20 - 06/30/21	12	$37.50 Net
07/01/21 - 06/30/22	12	$38.00 Net
07/01/22 - 06/30/23	12	$38.50 Net
07/01/23 - 06/30/24	12	$39.00 Net
07/01/24 - 06/30/25	12	$39.50 Net
07/01/25 - 09/30/26	15	$40.00 Net

E.    “Commencement Date”: July 1, 2015 (subject to adjustment pursuant to Section 3.A).
F.    “Expiration Date”: September 30, 2026 (subject to adjustment pursuant to Section 3.A).
G.    “Term”: 135 Months.
H.    “Base Year”: Not applicable. Tenant pays all Operating Costs as provided in Section 4.B.
I.    “Tenant’s Share”: The percentage obtained by dividing the Rentable Square Feet of the Premises by the Rentable Square Feet of the Building, provided that the Rentable Square Feet of the Building for purposes of calculating Tenant’s Share shall not deviate by more than five percent (5%) of 167,922 Rentable Square Feet during the Term.
J.    “Security Deposit”: Not applicable.
K.    “Permitted Use”: General business office purposes only. No commercial banking or retail banking operations are permitted.
L.    Intentionally Deleted.
M.    Intentionally Deleted.
N.    “Guarantor”: Richmont Holdings, as further defined in Exhibit H.
O.    Addresses for Notices:
Tenant: On and after the Commencement Date, notices shall be sent to Tenant at the Premises, Attention: ____________________. Prior to the Commencement Date, notice shall be sent to Tenant at ____________________, Attention: ____________________.
Landlord: International Center Development XVIII, LLC, c/o Harwood International Incorporated, 2501 North Harwood, Suite 1400, Dallas, Texas 75201, Attention: Chief Financial Officer, with a copy to David Roehm, Harwood International, 2501 North Harwood, Suite 1400, Dallas, Texas 75201.

P.    “Business Days” shall mean Monday through Friday of each week, other than Holidays. “Holidays” are New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the Dallas, Texas area.
Q.    “Building Standard Hours”: Business Days from 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturdays. Landlord may limit access to the Building at all times other than during Building Standard Hours, provided that Landlord maintains reasonable access to the Premises at all times for Tenant’s Permitted Use, except as otherwise provided in this Lease.
R.    “Laws” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted.
S.    “Project” shall mean those portions of the multi-building office complex in Dallas, Texas commonly known as Harwood International Center, as the same exists from time to time, together with the land upon which the buildings are located and all appurtenances thereto.
T.    “Rentable Square Feet” shall mean the rentable area of the applicable space as determined pursuant to Standard Method For Measuring Floor Area in Office Buildings (ANSI/BOMA Z65-2010).
U.    “Property” shall mean the Land, the Building and the Building Garage, together with all other improvements and landscaping on the Land, commonly known as Frost Tower.
2.    Lease Grant. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord, subject to the terms of this Lease. Tenant is hereby granted a non-exclusive right to use any portions of the Property that are designated by Landlord for the common use of tenants and others, including without limitation, stairwells, elevator lobbies open to the public, first floor lobbies, and walkways (the “Common Areas”).
3.    Term; Possession.
A.    Initial Term and Commencement. The Term shall commence on (1) the later to occur of the Commencement Date set forth in Section 1.E of this Lease or (2)as set forth in Exhibit C, attached hereto, and, unless sooner terminated pursuant to the provisions of this Lease, shall terminate on the Expiration Date set forth in Section 1.F of this Lease, as such Expiration Date may be adjusted hereunder. In the event the Commencement Date is not the date set forth in Section 1.E of the Lease, the Expiration Date will instead be the last day of the Term as determined based upon the actual Commencement Date; provided, however, if such adjusted Expiration Date is a day other than the last day of a calendar month, the adjusted Expiration Date shall be further adjusted to the last day of such calendar month.
B.    Delivery and Acceptance of Premises. Landlord shall use best efforts to deliver possession of the Premises to Tenant for commencement of the construction of Tenant’s Improvements by no later than March 1, 2015 for the 22nd floor (the “22nd Floor Delivery Date”), subject to any applicable Tenant Delay or City Delay (as defined in Exhibit C). If the 22nd Floor Delivery Date has not occurred by March 31, 2015 and there has been no Tenant Delay or City Delay, Tenant shall receive one (1) day of Rent abatement for every day of Landlord’s delay in delivering the 22nd floor.
Tenant’s occupancy of the Premises after the commencement of the Lease Term is conclusive evidence that, subject to the Punch List Items (as defined in Exhibit C hereto) and latent defects, Tenant: (a) acknowledges that Tenant’s Leasehold Improvements have been completed as required by Exhibit C and that there are no items needing additional repair or work; (b) accepts the Premises and the Building as being in a good and satisfactory condition; (c) accepts the Premises as suitable for the purposes for which they are leased; and (d) waives any defects (other than latent defects) in the Premises, the Building’s first floor lobby, the Common Areas on any floor partially occupied by Tenant, restrooms on any floor partially occupied by Tenant, if any, elevator cabs and the Property. A “latent defect” is a defect in the condition of the Premises or the Building (including materials and equipment) caused by Landlord’s failure to construct the improvements in a good and workmanlike manner, or in accordance with the approved plans and specifications or Applicable Laws, which defect could not be observed during a walk through inspection.
C.    Early Possession. If Tenant takes possession of the Premises before the Commencement Date, other than for the purposes described in the next sentence, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4) to Landlord with the date of possession constituting the new Commencement Date. However, except for the cost of services requested by Tenant (e.g., electricity), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession for the sole purposes of constructing improvements or placing furniture and installing Tenant’s equipment, cable and wiring in the Premises and otherwise making ready for conduct of Tenant’s business, including as permitted under Section 6. C of Exhibit “C attached hereto.
4.    Rent.
A.    Payments. As consideration for this Lease, commencing on the date immediately following the Rent abatement period set forth in Section 1. D. (the “Rent Commencement Date”), Tenant shall pay Landlord, without any setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. Notwithstanding the foregoing, the Rent Commencement Date shall be adjusted pursuant to Section 3. A and Section 12 of the Work Letter attached hereto as Exhibit C. “Additional Rent” means all amounts (other than Base Rent) that Tenant is required to pay Landlord hereunder, including specifically, without limitation, Tenant’s Share of Operating Costs and Parking Charges (as specified in Exhibit E). Base Rent and Additional Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all licenses, charges, and other fees of every kind and nature as and when they become due arising out of or in connection with Tenant’s use and occupancy of the Premises and the Property (including the parking garage), including but not limited to license fees, business license taxes, margin taxes and privilege, sales, excise, or other taxes (other than income) imposed upon Rent or upon services provided by Landlord or upon Landlord in an amount measured by Rent received by Landlord. Base Rent and recurring monthly charges of Additional Rent, i.e., 1/12th of estimated Tenant’s Share of Operating Costs and Tenant’s Electrical Charges and Parking Charges, shall be due and payable in advance on the first day of each calendar month during the Term without notice or demand; provided that the first installment of Base Rent is payable by Tenant on the Rent Commencement Date. All other items of Rent shall be due and payable by Tenant on or before 10 days after billing by Landlord. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent, Tenant’s Share of Operating Costs and Tenant’s Electrical Charges for such partial calendar month shall be prorated on a per diem basis based upon 365 days. All Rent is payable by Tenant at the times and in the amounts specified in this Lease in legal tender of the United States of America to Landlord at the notice address for Landlord or to any other person or at any other address as Landlord may from time to time designate by notice to Tenant. Tenant’s obligation to pay Additional Rent with respect to all periods prior to the expiration or termination of the Lease shall survive the expiration or earlier termination of the Lease. Tenant’s obligation to pay Rent is independent of any obligation of Landlord under this Lease, subject to Tenant’s rights of setoff or abatement as expressly provided for in this Lease. If any item of Rent is not paid within ten (10) days following the due date, Tenant shall pay to Landlord a late charge in an amount equal to 5% of the delinquent Rent, provided that on the first occasion of a failure to pay when due in a calendar year, the late charge shall not apply unless

Tenant fails to pay in full such item of Rent within five (5) days after written notice from Landlord of the failure to pay when due (it being agreed that Landlord shall not be required to give written notice of delinquent Rent more than once in a calendar year). No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies.
B.    Payment of Operating Costs. Tenant shall pay Tenant’s Share of Operating Costs to Landlord as Additional Rent. Except as specifically set forth in this Lease, all Rent shall be absolutely net to Landlord so that this Lease shall yield net to Landlord, the annual Base Rent amount on a monthly basis during the Term of this Lease. Notwithstanding the foregoing, for purposes of computing Tenant’s Share of Operating Costs, the Controllable Operating Costs (hereinafter defined) shall not increase by more than seven percent (7%) per calendar year (calculated on a non-cumulative basis) during the Term of this Lease over Controllable Operating Costs for the prior calendar year. “Controllable Operating Costs” shall mean all Operating Costs (as defined in Section 4. D), exclusive of the costs of insurance, utilities and taxes and other governmental levies.
C.     Operating Costs Statement. No later than June 30 of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall deliver to Tenant a statement setting out in reasonable detail the actual Operating Costs for the prior calendar year. If Landlord fails to deliver the statement for actual Operating Costs prior to the end of the succeeding calendar year, Landlord shall be deemed to have waived its right to collect any additional amount for Tenant’s Share of Operating Costs for such prior calendar year, except as to any items which are not readily ascertainable prior to close of the succeeding calendar year, e.g., taxes that are being contested. If Tenant’s payments of Tenant’s Share of estimated Operating Costs during the prior calendar year exceed Tenant’s Share of actual Operating Costs for that year, Landlord shall credit the difference against the next ensuing installments of Additional Rent payable by Tenant or after the expiration of this Lease, Landlord shall refund such overpayment to Tenant. If Tenant’s payments of Tenant’s Share of estimated Operating Costs during the prior calendar year are less than Tenant’s Share of the actual Operating Costs for that year, Tenant shall pay the amount of the difference to Landlord within 30 days after delivery of such statement. Landlord shall use a consistent methodology in computing each tenant’s pro rata share of operating costs (nor shall Landlord collect from all tenants in aggregate more than 100% of the actual costs of such operating costs)
D.    Operating Costs Defined. “Operating Costs” means all costs and expenses incurred in each calendar year in connection with the management, operation, maintenance, repair, and security of the Property (but excluding Operating Expenses related to portions of the Project other than the Property), including but not limited to, the following:
(1)    The cost of janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges; and landscaping.
(2)    The cost of operating, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and security systems; material and supplies (such as Building standard light bulbs and ballasts); maintenance and repair of Common Areas including, without limitation, paint, carpet, stonework, wood, glass, metals, and the like; and the cost of equipment and tools.
(3)    The cost of property damage, fire and extended coverage, commercial general liability coverage, rent loss, business interruption and other insurance coverages carried by Landlord in reasonable amounts and reasonable coverage, including reasonable deductibles and risk retention programs and an allocation of a portion of the cost of blanket insurance policies maintained by Landlord and/or its affiliates;

(4)    Labor and employee benefit costs, including wages, salaries, health insurance costs, and fees of all personnel engaged in the management, operation, maintenance, repair, and security of the Property;
(5)    All real estate taxes and other assessments on the Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes as a result of a change in the law after the effective date of this Lease; the Margin Tax (defined below); all personal property taxes for property that is owned by Landlord and used solely in connection with the operation, maintenance and repair of the Property; and all reasonable costs and fees incurred in connection with seeking reductions in any tax liabilities described above, including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities (collectively, “Taxes”). “Margin Tax” means taxes levied pursuant to House Bill 3 as signed into law on May 18, 2006, and any amendments or supplements thereto. The Tenant’s Share of Margin Tax, or any other taxes based on revenue or income of Landlord derived solely from the Property and levied in lieu of real estate taxes, shall not exceed Tenant’s proportionate share of such taxes determined by a percentage, the numerator of which is the aggregate amount of rent paid by Tenant to Landlord under this Lease, and the denominator of which is the gross revenue of Landlord from the Building. Without limitation, Taxes shall not include any federal or state tax imposed on or measured by the income of Landlord from the operation of the Property; capital levy, franchise, capital stock, gift, estate or inheritance tax; or personal property taxes of Landlord or other tenants (other than taxes levied for personal property that is owned by Landlord and used solely in connection with the operation, maintenance and repair of the Property). If an assessment is payable in installments, Taxes for the year shall include the amount of the installment for the current year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. For the purpose of calculating Operating Costs, (i) Taxes (including the Margin Tax) will be calculated based on a completely assessed and 95% occupied building; and (ii) Margin Taxes will be calculated based on a 95% occupied building assuming that the tenants in the building are paying then current market rental rates. Notwithstanding the foregoing to the contrary, Tenant shall not pay more than Tenant’s Share of actual Operating Expenses for the calendar year.
(6)    Amortized costs of capital improvements which are: (A) performed primarily to reduce Operating Costs or otherwise improve the operating efficiency of the Building, or (B) required to comply with any Laws that are enacted or first interpreted to apply to the Property after the Commencement Date. The amortized cost of capital improvements may, at Landlord’s option, include interest at the rate equal to eight percent (8%) per annum. The costs shall be amortized over the useful life of the capital improvements and only the amortized portion applicable to each calendar year shall be included in the Operating Costs for such calendar year.
(7)    Reasonable management fees not to exceed 4.5% of the gross revenue of the Build; consulting fees; legal fees; accounting fees, but only to the extent expended on matters that are relative to all tenants of the Building; and the fair market rental of the Building managers’ offices, together with payments or credits Landlord makes to any tenant or tenants in the Building in lieu of Landlord providing any of the services or paying for any of the costs.
In the calculation of the Operating Costs hereunder, no cost or expense shall be charged more than once. If the Building is less than 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the Total Building Area during any calendar year, Operating Costs which vary based on occupancy levels for such calendar year shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Total Building Area.

E.    Exclusions from Operating Costs. Notwithstanding the foregoing, Operating Costs shall exclude (i) principal and interest payments; (ii) all expenses for which Landlord has received reimbursements (other than in the nature of additional Rent) or is not charged, e.g., by reason of a warranty; (iii) costs of alterations or improvements of the leased premises of any tenant in the Building; (iv) the cost of correcting defects in the original construction of the Building or to cause the Building to be in compliance with applicable codes and Laws in effect prior to the Commencement Date ; (v) penalties or fines imposed upon Landlord or the Building due to the violation of any Laws or failure to timely pay obligations; (vi) real estate broker’s commissions, advertising and promotional/marketing expenses, attorneys fees, space planning and design fees incurred in leasing or procuring Tenants for space in the Building; (vii) depreciation and interest payments of the Building or equipment and amortization except as otherwise provided above; (viii) bad debt loss or rent loss; (ix) expenses for repairs occasioned by casualty loss to the extent such expense was required to be covered by insurance required to be maintained by Landlord under this Lease (excluding reasonable deductibles); (x) capital expenditures except as permitted in Section 4.D.(6); (xi) except as specifically included in Operating Costs under Section 4.D.(6), costs of a capital nature, including, without limitation, capital improvements, capital repairs, and capital equipment or other costs required to be capitalized under generally accepted accounting principles; (xii) costs, including insurance premiums (but other than maintenance costs and rental charges), of any art work (such as sculptures, statues, or paintings) used to decorate the Property; (xiii) cost of any repair made by Landlord resulting solely and directly from the negligence or willful misconduct of Landlord, or its employees, contractors or agents; (xiv) expenses and costs associated with services provided to any tenant of the Building with separate charge or credit, to the extent not provided to Tenant or for which Tenant is separately charged; (xv) costs for electricity or other utility services for which any tenant directly contracts with the local public service company or for above building standard usage of electricity or other utility services by such other tenants, (xvi) costs incurred in connection with the sale, financing or refinancing of the Property; (xviii) organizational expenses associated with the creation and operation of the entity which constitutes Landlord; (xvii) labor and employee benefit costs for employees above the grade of property manager, except that a pro-rated portion of the labor and employee benefit costs for the supervisory personnel of Landlord’s management company may be included in Operating Costs so long as such personnel are directly involved with property management for the Property (it being agreed that such costs shall be prorated to the extent such person performs services with respect to other buildings); (xviii) cost of special cleaning or other services not provided on a regular basis to tenants of the Building; (xix) all costs and expenses of installation and operation of any conference centers, health club, and restaurants in the Property; (xx) cost of structural repairs or replacement, including roof and subsurface/foundation work; (xxi) any Operating Costs representing any amount paid to a related entity or person which is in excess of the amount which would be paid to an unaffiliated party; (xxii) cost of removal, abatement or treatment of asbestos or any other Hazardous Materials in the Property; (xxiii) management fees in excess of 5 % of Base Rent; (xxiv) legal fees and disbursements and other expenses incurred in connection with negotiations or disputes with specific tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Building or any part thereof; (xxiii) Landlord’s general entity overhead and general administrative expenses not associated with the Property; (xxiv) costs of providing overtime “HVAC” service to any tenants, i.e., after Building Standard Hours.
F.    Audit Rights. Tenant may, within ninety (90) days after receiving Landlord’s statement of actual Operating Costs, give Landlord written notice (“Audit Notice”) that Tenant intends to review Landlord’s records of the Operating Costs for that specific calendar year or portion thereof. If Tenant fails to timely deliver an Audit Notice to Landlord, Tenant shall be deemed to have waived its right to review Landlord’s records of the Operating Costs for that specific calendar year or portion thereof. Within a reasonable time after receipt of an Audit Notice, Landlord shall make all pertinent records that are reasonably necessary for Tenant to conduct its review available for inspection at Landlord’s office (or if Landlord’s office is not located in Dallas, Texas, then at the property management office in the Building). If Tenant retains an agent to review Landlord’s records, the agent must be with a nationally or regionally recognized licensed CPA firm or a division of a commercial real estate services firm specializing in audit services; the audit may not be conducted by an auditor retained on a contingent fee basis. Tenant shall provide Landlord with a copy of any report prepared in connection with such review or audit within two (2) Business Days after Tenant’s receipt of such report. Tenant shall be solely responsible for all costs, expenses and fees incurred for the review or audit, including without limitation, the reasonable cost of Landlord’s personnel required to assist with such review or audit (but only after providing 8 hours of service without charge). Notwithstanding the forgoing, if the audit reveals over Operating Costs were overstated by 5% or greater, then Landlord shall pay the reasonable costs of the audit. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Operating Costs for that specific calendar year or portion thereof. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with an Audit Notice within the 30 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Operating Costs and shall be barred from raising any claims regarding the Operating Costs for that specific calendar year or portion thereof. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Tenant’s Share of Operating Costs for the calendar year are less than the amount paid by Tenant, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Tenant’s Share of Operating Costs for the calendar year are greater than the amount paid by Tenant, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential and shall not, either directly or through Tenant’s agents, be disclosed to any other tenant in the Project. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Costs unless Tenant has paid and continues to pay all Rent when due.
G.    Security Deposit.
(1)    Security Deposit. Intentionally Omitted.
5.    Electrical Services.
A.    Payment of Electrical Costs. Tenant shall pay to Landlord the sum of (1) Tenant’s Share of Electrical Costs (defined below), plus (2) the cost of Tenant’s electrical consumption in the Premises (collectively, “Tenant’s Electrical Charges”) for each calendar year or portion thereof during the Term. The electrical consumption in the Premises may be separately submetered or reasonably estimated by Landlord. On or before the Commencement Date and December 15 of each subsequent calendar year, or as soon thereafter as is reasonably practicable, Landlord shall deliver to Tenant Landlord’s reasonable estimate of Tenant’s Electrical Charges for the applicable calendar year. Tenant shall pay to Landlord monthly as Additional Rent, in advance on or before the first day in each succeeding calendar month, an amount equal to one-twelfth (1/12th) of the estimate of Tenant’s Electrical Charges for the applicable calendar year. Landlord may adjust its estimate by notice to Tenant at any time during the applicable calendar year if actual Tenant’s Electrical Charges are substantially different from the estimate, and thereafter payments by Tenant shall adjust accordingly. If Landlord does not provide Tenant with an estimate of Tenant’s Electrical Charges by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate until Landlord provides Tenant with a new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the prior year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 10 days after receipt of the new estimate. Any overpayment shall be credited against the next ensuing installments of Additional Rent due and owing by Tenant, or if no further Additional Rent is due, refunded to Tenant within 30 days of termination. The obligation of Tenant to pay Tenant’s Electrical Charges as provided herein shall survive the expiration or earlier termination of this Lease. If Tenant’s electrical consumption in the Premises is separately submetered, Landlord shall not include such amount in Tenant’s Electrical Charges and Landlord shall invoice Tenant monthly for Tenant’s submetered electrical consumption in the Premises. Tenant shall pay such invoice within 10 days after receipt thereof.
B.    Statement of Electrical Costs. No later than June 30 of each calendar year or as soon thereafter as is reasonably practicable, Landlord shall deliver to Tenant a statement of the actual Electrical Costs for the prior calendar year, and the calculation of Tenant’s Electrical Charges for such calendar year. If Landlord fails to deliver the statement for actual Electrical Costs prior to the end of the succeeding calendar year, Landlord shall be deemed to have waived its right to collect any additional amount for Tenant’s Share of Electrical Costs for such prior calendar year. If Tenant’s payments of Tenant’s Electrical Charges during the prior calendar year exceed the actual amount of Tenant’s Electrical Charges for that year, Landlord shall credit the difference against the next ensuing installments of Additional Rent payable by Tenant. If Tenant’s payments of Tenant’s Electrical Charges during the prior calendar year are less than the actual amount of Tenant’s Electrical Charges for that year, Tenant shall pay the amount of the difference to Landlord in cash within 30 days after delivery of such statement. In addition, if Tenant elects to connect to the Building’s electrical management system, Tenant shall be responsible for the cost of connecting the electrical system in the Premises thereto.
C.    Electrical Costs Defined. “Electrical Costs” shall mean the cost of all electricity consumed in the use, occupancy, and operation of the Property, including the parking garage for the Property, including taxes, maintenance and service costs, surcharge, fuel charge adjustments and other similar expenses, but Electrical Costs shall not include costs incurred for electricity supplied to leased space in the Building for tenants, including Tenant. Electrical Costs shall be adjusted as follows: (a) amounts reimbursable to Landlord for above standard electrical consumption shall be deducted from Electrical Costs, and (b) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs. Landlord shall have the exclusive right to select the company providing electrical service to the Premises, the Building and the Property and shall use commercially reasonable efforts to select an electrical service provider with rates that are competitive in the market at the time of selection for providing services to multiple properties. Landlord and Tenant acknowledge that electricity costs and rates may be changed by virtue of peak demand, time of day rates, or other methods of billing, and such costs incurred as a result of the same will be included in the determination of Electrical Costs. Tenant shall have the right, at Tenant’s sole discretion and expense, to separately meter electrical service to the Premises.
D.    Excess Electrical Service. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, or use beyond Standard Electricity. If Tenant requests permission to consume excess electrical service, i.e., in excess of Standard Electricity, Landlord shall use reasonable efforts to supply Tenant’s excess electricity requirements if the same can be supplied without, in Landlord’s reasonable opinion, overloading the existing Building systems or if the additional equipment necessary to supply Tenant’s excess electricity requirements can be installed without, in Landlord’s reasonable opinion, creating a dangerous condition in the Building. The additional usage (to the extent permitted by Law), installation and maintenance costs of any utility service upgrades, meters, submeters, or other equipment required to provide such excess service, shall be paid for by Tenant. Landlord shall be entitled at any time to install submeters to measure the electricity used in the Building or the Premises at Landlord’s cost, or, if installation of submeters in the Premises is requested by Tenant, then at Tenant’s cost.

6.    Services by Landlord.
A.    Services. Landlord shall furnish the following services to Tenant 24/7 unless otherwise described: (1) Heat and air conditioning (as required by the seasons) during Building Standard Hours, except on Holidays (the “HVAC Standard Hours”), at such temperatures and in such amounts as are standard for comparable buildings, or as is required by governmental authority. Landlord shall utilize a Vykon or comparable system to furnish HVAC services in the Premises and Building. If Tenant requires HVAC services at any time other than HVAC Standard Hours, Tenant shall notify Landlord of the additional time period Tenant desires heating and air conditioning in the Premises, by contacting property management by electronic mail or telephone communication by an authorized representative of Tenant and Landlord shall use reasonable efforts to furnish such additional heating and air conditioning. Tenant shall pay Landlord for each hour of heating and air conditioning service during periods other than the HVAC Standard Hours an amount equal to Landlord’s cost for such additional HVAC services at no mark-up, except for reasonable increases owing to increases in the costs of utilities applicable to such HVAC services ; (2) cold water (at the normal temperature of the water supply to the Building) and hot water for lavatory and toilet purposes, with water service to be at supply points provided for general use of tenants of the Building through fixtures installed by Landlord, or by Tenant with Landlord’s prior consent; (3) electricity in accordance with industry standards for office buildings similar to the Building. Tenant acknowledges that the standard amount of electricity made available to the Premises (“Standard Electricity”) shall be 6.0 watts per Rentable Square Foot of the Premises for convenience outlets and lighting during Building Standard Hours. Such Standard Electricity will be allocated as follows: (a) 4.5 watts per square foot for convenience outlets; and (b) 1.5 watts per square foot for lighting; (4) janitor service to the Premises after 6:00 p.m. on days other than Saturdays, Sundays, and Holidays and to the Building, including those services specified in Exhibit C-2. If Tenant’s use, floor covering or other improvements require special services in excess of the standard janitorial services for the Building, Tenant shall pay the additional cost of such excess services; (5) window washing as determined by Landlord in its reasonable discretion for a first class office building in Dallas, Texas; (6) passenger elevators (provided that Landlord may reasonably limit the number of elevators to be in operation on Saturdays, Sundays, and Holidays) and freight elevator service in common with the other tenants but only when scheduled through the Property manager; (7) replacements of Building standard light bulbs and ballasts in the Premises; (8) controlled access, including (A) card authorized access to the Building and controlled passenger elevator access after Building Standard Hours on Monday through Friday and all day on Saturdays, Sundays and Holidays, and (B) card authorized access parking gates and garage elevators; (9) Building concierge services; and (10) fire and life safety systems. Landlord shall provide an adequate number of cards for card authorized access for Tenant’s use. If Tenant requires any replacement cards thereafter, the charge shall not exceed $25.00 per card during the Term. Tenant shall have the option to install independent controlled access for its Premises, at Tenant’s sole cost and expense, subject to Landlord’s right of entry as provided herein.
Tenant shall have the right to install, at Tenant’s sole cost, supplemental HVAC units above the ceiling of the Premises to provide for other heating, venting and air conditioning services to the Premises, subject to Landlord’s approval of the size and location of such units, which approval by Landlord shall not be unreasonably withheld, delayed or conditioned. In this regard, Tenant shall be permitted to tap into water lines to serve such additional units, but only to the extent the water lines and existing Building systems are not negatively affected.
B.    Interruption of Services. Landlord does not warrant that the services provided by Landlord will be free from any slow‑down, interruption, or stoppage under voluntary agreement between Landlord and governmental bodies, regulatory agencies, utility companies, and others supplying services or caused by the maintenance, repair, replacement, or improvement of any equipment involved in the furnishing of the services or caused by changes of services, alterations, strikes, lock‑outs, labor controversies, fuel shortages, accidents, acts of God, the elements, or other causes beyond the reasonable control of Landlord. No slow‑down, interruption, or stoppage of the services may be construed as an eviction, actual or constructive, of Tenant or as a breach of the implied warranty of suitability, or, except as provided below, cause an abatement of Rent or in any manner or for any purpose relieve Tenant from its obligations under this Lease. Landlord is not liable for damage to persons or property, or in default under this Lease, as a result of any slow‑down, interruption, or stoppage as defined above. Landlord shall use due diligence to resume the service upon any slow‑down, interruption, or stoppage. In no event shall Landlord be liable to Tenant for any loss or damage, including theft of Tenant’s property, arising out of or in connection with such slow‑down, interruption, or stoppage; however, (i) if any portion of the Premises becomes unfit for occupancy for a period in excess of five (5) consecutive Business Days as a result of a failure to provide electricity or heating and air conditioning or water or plumbing services or elevator service and such failure was not caused by Tenant or Tenant’s employees, agents or contractors, then Tenant, as its sole and exclusive remedy or (ii) if access to the Premises is prohibited for a period of thirty (30) consecutive days, in either case, Tenant shall be entitled to receive an abatement of Rent payable hereunder for that portion of the Premises which is not fit for occupancy during the period beginning on the sixth (6th) Business Day after such failure or on the thirty-first (31st) day after denial of access and ending on the day that the service or access has been restored, as applicable. If the entire Premises has not become unfit for occupancy, the abatement that Tenant shall be entitled to receive shall be prorated based on the percentage of the Premises which is unfit for occupancy and not used by Tenant to the total Rentable Square Footage of the Premises during the failure of services. The foregoing abatement remedy shall not prevent Tenant from asserting a right to constructive eviction if the Premises are unfit for occupancy or if access to the Premises is prohibited for an unreasonably extended period of time. In the event parking for Tenant’s employees is not made available to Tenant at the Building in accordance with Exhibit E, Landlord shall provide alternative parking for Tenant in a location within reasonably close proximity to the Building. If Landlord is not able to provide alternative parking or if the period of time during which Tenant is required to use alternative parking exceeds thirty (30) consecutive Business Days, then Tenant shall receive an equitable reduction in the Parking Charge under the Lease beginning on the thirty-first (31st) Business Day and continuing until parking is again available at the Building. If the alternative parking for Tenant represents more than fifty percent (50%) of the parking spaces that Landlord is required to provide to Tenant in the Building Garage in accordance with Exhibit E and extends beyond one hundred twenty (120) days, then Tenant shall have the right to terminate the Lease at that time by providing ninety (90) days’ prior written notice to Landlord; provided, however, that such termination right will be waived by Tenant if Landlord provides the required Parking Spaces at the Building within thirty (30) days following receipt of such written notice from Tenant. If any of the foregoing services are interrupted by reason of a casualty, the provisions of Section 15 shall govern and control
C.    Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws and Landlord’s reasonable policies and practices for the Building, including delivery of evidence reasonably satisfactory to Landlord that such Provider’s insurance is in full force and effect and satisfactory to Landlord. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Building or the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes. Without limitation of the foregoing, unless all of the following conditions are satisfied to Landlord’s reasonable satisfaction, it shall be reasonable for Landlord to refuse to give its approval to any telecommunications Provider: (1) Landlord shall incur no expense with respect to any aspect of the Provider’s provision of its services, including without limitation, the costs of installation, materials and services; (2) prior to commencement of any work in or about the Building by the Provider, the Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the Provider; (3) the Provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed Alterations as described in Section 8.C. of this Lease; (4) Landlord determines that there is sufficient space in the Building for the placement of all of the Provider’s equipment and materials; (5) the Provider agrees to abide by Landlord requirements, if any, that provider use existing Building conduits and pipes or use Building contractors (or other contractors approved by Landlord); (6) Landlord receives from the Provider such compensation as is determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the Provider’s equipment, for the fair market value of the Provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (7) the Provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the Provider’s equipment is complete; and (8) all of the foregoing matters are documented in a written license agreement between Landlord and the Provider, the form and content of which is satisfactory to Landlord in its reasonable discretion.
7.    Assignment and Subletting.
A.    Consent Required. Except in connection with a Permitted Transfer (as defined in Section 7.D below), Tenant may not, without Landlord’s prior written consent: (1) assign or transfer this Lease or any interest therein; (2) permit any assignment of this Lease or any interest therein by operation of Law; (3) sublet the Premises or any part thereof; (4) grant any license, concession, or other right of occupancy of any portion of the Premises; (5) mortgage, pledge, or otherwise encumber its interest in this Lease; or (6) permit the use of the Premises by any parties other than Tenant and its employees or employees of a Tenant Affiliate. Landlord shall not unreasonably withhold, delay or condition its consent to a proposed sublease or assignment provided that Landlord does not exercise its termination rights set forth in Section 7.B. It is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (a) the proposed transferee’s financial condition does not meet Landlord’s then current criteria for Building tenants; (b) the proposed transferee’s business is not suitable for the Property considering the business of the other tenants and the Building’s reputation, or would result in a violation of another tenant’s rights; (c) the proposed transferee is a governmental agency, medical office, or telemarketing business; or (d) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (e) the character of the business to be conducted within the Premises by the proposed subtenant or assignee is likely to substantially increase the expenses or costs of providing Building services, or the burden on parking, existing janitorial services or elevators in the Building. Landlord’s consent to any assignment or subletting is not a waiver of Landlord’s right to approve or disapprove any subsequent assignment or subletting. Tenant and any Guarantor of Tenant’s obligations under this Lease shall remain jointly and severally liable for the payment of Rent and performance of all other obligations under this Lease after any assignment or subletting, except for (i) a Permitted Transfer under Section 7.D. (2) or (ii) an assignment to an assignee with a net worth equal to or greater than that of Tenant at the time of the assignment, subject to the approval of Landlord’s mortgagee. Except as provided below with respect to a Permitted Transfer, any change in a majority of the voting rights or other control rights of Tenant is an assignment for purposes of this Section 7. Except as provided below with respect to a Permitted Transfer, if Tenant is a partnership, then any transfer of a general partnership interest is an assignment for purposes hereof. As a condition to the effectiveness of each assignment or subletting, and whether or not Landlord’s prior consent is required for the assignment or subletting, Tenant shall pay to

Landlord its administrative and legal costs in connection therewith, not to exceed $2,000. Any attempted assignment or sublease by Tenant in violation of the terms of this Section 7 is void.
B.    Notice of Proposed Assignment or Sublease. As part of Tenant’s request for Landlord’s consent to any assignment or sublease, Tenant shall deliver a notice to Landlord specifying the name of, financial information for, and the nature of the business of the proposed assignee or subtenant, including the number of employees of such proposed assignee or subtenant at the Premises, a copy of the proposed assignment or sublease instrument and the proposed effective date and terms of the assignment or sublease. Tenant may not assign or sublease all or any part of the Premises at any time when Tenant is in default under this Lease, after applicable notice and cure periods. Except as provided below with respect to a Permitted Transfer, Landlord shall, within 10 Business Days (if a proposed transfer for 15,000 Rentable Square Feet or less) or 15 Business Days (if a proposed transfer for over 15,000 Rentable Square Feet) after its receipt of all information and documentation required herein, notify Tenant in writing that Landlord elects, to: (1) terminate this Lease as to the space that is the subject of Tenant’s notice as of the date specified by Tenant; (2) consent to the assignment or sublease, in which event Landlord will execute a consent agreement in the form reasonably designated by Landlord; or (3) refuse to consent to Tenant’s assignment or sublease of that space. If Landlord does not notify Tenant of Landlord’s election within the 30-day period, Landlord is deemed to elect option (3). In the event Landlord elects to terminate this Lease pursuant to option (1) above, such termination shall be effective on the proposed effective date of the assignment or sublease for which Tenant requested consent as to the Premises or portion thereof subject to the proposed assignment or sublease.
C.    Excess Consideration. Tenant shall pay Landlord fifty percent (50%) of all Rent which Tenant receives as a result of an assignment of this Lease or sublease of the Premises or any portion thereof, that is in excess of the Rent payable to Landlord for the portion of the Premises and the Term covered by the assignment or sublease; provided that Tenant shall be entitled to deduct from the excess all reasonable out-of-pocket expenses actually incurred by Tenant in connection with such assignment or sublease so long as Tenant provides Landlord with documentation evidencing Tenant’s payment of such out-of-pocket expenses. Tenant shall pay Landlord for Landlord’s fifty percent (50%) share of any excess within 10 days after Tenant’s receipt thereof. In the event of an Event of Default hereunder, Landlord, in addition to any other remedies under this Lease or provided by Law, may at its option collect directly from the assignee or sublessee all rents payable to Tenant under the assignment or sublease and apply the rent against any sums due to Landlord under this Lease. Tenant authorizes and directs any assignee or sublessee to make payments of rent directly to Landlord upon receipt of notice from Landlord. No direct collection of rent by Landlord from any assignee or sublessee is a novation or a release of Tenant or Guarantor from the performance of their obligations under this Lease or under any guaranty executed by Guarantor. Receipt by Landlord of rent from any assignee, sublessee, or occupant of the Premises is not a waiver of the covenant against assignment and subletting or a release of Tenant or Guarantor.
D.    Permitted Transfers. Notwithstanding anything to the contrary set forth above, Tenant may assign its entire interest under this Lease or sublease the Premises or any portion thereof, without the consent of Landlord, without any termination right afforded Landlord as permitted by Section 7.B, and without being required to pay Landlord any excess consideration as required by Section 7.C above, to (1) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly-owned by Tenant (collectively, a “Tenant Affiliate”), or (2) a successor to Tenant by purchase, merger, consolidation or reorganization or spin-out, provided that, with respect to a transfer under Section 7.D(2), all of the following conditions are satisfied (each such transfer under Section 7.D(1) and (2), being a “Permitted Transfer”): (i) Tenant is not in default under this Lease (beyond applicable notice and cure periods); (ii) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Permitted Transfer; and (iii) with respect to a purchase, merger, consolidation or reorganization (other than a spin-out) or any Permitted

Transfer which results in Tenant ceasing to exist as a separate legal entity, (a) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (b) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization, in which case Tenant shall be released from its obligations under this Lease. If to a spun-out entity, then Tenant shall promptly provide satisfactory evidence to Landlord of the net worth of such entity as reasonable in light of the remaining obligations of Tenant under the Lease, which evidence shall be reasonably considered by Landlord in determining, in its sole discretion, whether Tenant shall be released from its obligations under this Lease. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned or controlled by Tenant or at least 51% of whose voting equity is owned or controlled by Tenant; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. Notwithstanding the foregoing, if any parent, affiliate or subsidiary to which this Lease has been assigned or transferred (i.e., pursuant to a Permitted Transfer) subsequently sells or transfers its voting equity or its interest under this Lease other than to another parent, subsidiary or affiliate of the original Tenant named hereunder (i.e., not pursuant to a Permitted Transfer), such sale or transfer shall be deemed to be a transfer requiring the consent of Landlord hereunder.
8.    Repairs and Alterations.
A.    Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, keep the Premises and all fixtures installed by or on behalf of Tenant in good and tenantable repair and condition. Tenant shall promptly make all necessary non‑structural repairs and replacements thereto except those caused by fire or other casualty covered by Landlord’s insurance on the Building, all at Tenant’s expense, under the supervision and with the approval of Landlord. All repairs and replacements must be equal or better in quality and class to the original work. Tenant’s repair obligations include, without limitation, repairs to floor covering, interior partitions, doors, the interior side of demising walls, electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building, supplemental air conditioning units, kitchens, including hot water heaters and plumbing serving Tenant exclusively, and alterations performed by contractors engaged by Tenant, including related HVAC balancing. Without diminishing this obligation of Tenant, if Tenant fails to make any repairs and replacements within 10 days after notice from Landlord (although notice shall not be required in the event of an emergency), Landlord may at its option make the repairs and replacements and Tenant shall pay Landlord on demand the reasonable costs incurred by Landlord, plus an administrative fee equal to 5% of the actual cost thereof. Subject to Section 17 below, Tenant shall also pay the cost of repairs and replacements due to damage or injury to the Building, the Property or any part thereof caused by Tenant, or Tenant’s employees, officers, directors contractors, or agents. Such costs shall be payable to Landlord within 30 days after receipt of an invoice therefor. If Landlord performs any maintenance or repairs to the Premises at the request of Tenant, Tenant shall pay to Landlord the actual cost thereof, plus an administrative fee equal to 5% of the actual cost thereof, within 30 days after receipt of an invoice therefor.
B.    Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair, condition and working order the structural elements of the Building, the mechanical, electrical, plumbing and life safety systems serving the Building in general, the Common Areas, the roof of the Building, and the exterior windows of the Building. Landlord shall operate and maintain the Common Areas in a clean and first class condition comparable to other Class AA buildings in the Uptown market of Dallas. Subject to Section 17 below, Landlord shall also make repairs and replacements due to damage or injury to the Premises or any part thereof caused by Landlord, or Landlord’s employees, contractors, or agents. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible.
C.    Alterations. Tenant shall not make or permit any alterations, improvements, or additions or install any Cable (collectively, “Alterations”) in or to the Premises or the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld or delayed with respect to Alterations in the Premises; provided that such alterations will not (1) affect any structural or load bearing portions of the Building, (2) result in a material increase of electrical usage above Standard Electricity, (3) result in an increase in Tenant’s usage of the Building’s heating or air conditioning, (4) materially increase usage of mechanical, electrical or plumbing systems in the Premises or the Building, (5) affect areas of the Premises which can be viewed from Common Areas or affect the exterior appearance of the Building, (6) require materially greater or more difficult cleaning work (e.g., kitchens, reproduction rooms and interior glass partitions), or (7) adversely affect Landlord’s ability to deliver Building services to other tenants of the Building. Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (i) is of a cosmetic nature such as painting, wallpapering, and hanging pictures; (ii) is not visible from the exterior of the Premises or Building; (iii) will not affect the systems or structure of the Building; and (iv) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 8.C. Prior to starting any Alterations, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Tenant shall reimburse Landlord within 10 days after receipt of an invoice for reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, within 10 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 5% of the actual hard costs of the non-Cosmetic Alterations, if Landlord is the project manager for the Alterations, or 2% of the actual hard costs of the non-Cosmetic Alterations, if Tenant retains a separate project manager for the Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Neither Landlord’s approval of Tenant’s plans and specifications for the alterations or improvements nor Landlord’s acceptance of Tenant’s as-built plans is a confirmation or agreement by Landlord that the improvements and alterations comply with applicable Laws. All Alterations must comply with all insurance requirements and applicable Laws, including without limitation, all applicable environmental laws and the Americans With Disabilities Act of 1990 (the “ADA”). Provided Landlord has placed the Building in compliance with the ADA prior to Tenant’s occupancy, if Tenant’s use of the Premises causes Landlord to make any alterations or improvements to the Building to comply with the provisions of ADA, Tenant shall reimburse Landlord for the cost of the alterations or improvements, plus an administrative fee equal to 5% of the actual hard costs thereof.
9.    Use and Occupancy. The Premises shall be used and occupied by Tenant only for the Permitted Use and for no other purpose. The Premises may not be used for a title insurance company or retail banking, nor may Tenant place an automated teller machine within the Premises or the Building, without Landlord’s express written consent. Tenant shall use and maintain the Premises in a clean, careful, safe, and proper manner and shall comply with all applicable Laws regarding the operation of Tenant’s business and the use, condition (as to the leasehold improvements), configuration and occupancy of the Premises. Tenant shall also comply with the Rules and Regulations attached hereto as Exhibit D and such other reasonable rules and regulations adopted by Landlord from time to time. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the Rules and Regulations. Notwithstanding anything to the contrary contained herein, Tenant will not use the Premises in any manner which would result in use or occupancy by more than one (1) person per 250 Rentable Square Feet of the Premises. In no event will the Premises be used for a telephone marketing facility, call center, claims processing center or other similar use. Landlord shall use reasonable efforts to enforce compliance by all other tenants with the Rules and Regulations from time to time in effect, but Landlord is not responsible to Tenant for failure of any person to comply with the Rules and Regulations. Landlord agrees that it will not enter into a lease for space adjoining the Premises that is not restricted to use for general office purposes only
10.    Parking. Tenant’s parking rights and obligations are set forth in Exhibit E attached to this Lease.
11.    Mechanic’s Liens. Tenant shall not cause or permit any mechanic’s or materialmen’s liens or other liens to be placed upon the Property, the Building, the Premises or Tenant’s leasehold interest by any contractor, subcontractor, laborer, or materialman performing any labor or furnishing any materials to Tenant for any Alteration or repair of or to the Premises, the Building, or any part thereof. If any lien is so filed, Tenant shall cause the same to be discharged within 10 days after Tenant’s receipt of notice of such filing. If Tenant does not discharge the lien, by bonding or otherwise, within the 10-day period, then, in addition to any other right or remedy of Landlord, Landlord shall have the right, but not the obligation, to discharge the lien by paying the amount claimed to be due or by procuring the discharge of the lien by deposit in court or bonding. Tenant shall reimburse Landlord for any amount paid by Landlord relating to any lien not caused by Landlord, including reasonable legal and other expenses, within 10 days after receipt of an invoice from Landlord.
12.    Liability of Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord is not liable to Tenant (or to any person or entity claiming by, through or under Tenant) or to any other person and Tenant hereby waives all claims or loss or damage to Tenant’s business or loss or damage to Tenant’s property, for any injury or damage to person or property due to: (1) the Building or related improvements or appurtenances being out of repair, or defects in or failure of pipes or wiring, or backing up of drains, or the bursting or leaking of pipes, faucets, and plumbing fixtures, or gas, water, steam, electricity, or oil leaking, escaping, or flowing into the Premises, EVEN IF THE SAME IS CAUSED BY THE NEGLIGENCE, OF LANDLORD, BUT NOT IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, (2) any loss or damage caused by the acts or omissions of other tenants in the Building or of any other persons except the authorized employees and agents of Landlord; or (3) any loss or damage to property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, insurrection, war, court order, requisition, or order of governmental authority, or any other cause beyond the control of Landlord. All personal property at the Premises is at the sole risk of Tenant. Further notwithstanding the foregoing or anything else to the contrary contained in this Lease, the liability of Landlord to Tenant for any default or indemnity by Landlord under this Lease is limited to the interest of Landlord in the Building. Neither Landlord nor any Landlord Party (defined below) has any personal liability for any amounts payable or obligations performable by Landlord under this Lease. In no event shall Landlord or any Landlord Party be liable to Tenant or any party claiming though Tenant for any special, consequential or punitive damages.
13.    Indemnification and Waiver of Claims. Subject to Section 17 and except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Party (hereinafter defined), Tenant shall indemnify, defend, and hold Landlord, its partners, members, principals, officers, directors, employees, lenders and agents (collectively, “Landlord Party”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees, which may be imposed upon, incurred by or asserted against Landlord or any Landlord Party and arising out of or in connection with any damage or injury occurring in the Premises or on the Property or any acts or omissions (including violations of Law) of Tenant or its partners, members, principals, officers, directors, employees, lenders and agents (collectively, “Tenant Party”).
14.    Insurance.
(a)    Tenant shall, at its expense, maintain at all times during the Term, (1) commercial general liability insurance applicable to the Premises providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00 (including Tenant’s contractual liability to indemnify and defend Landlord); (2) all risk property/business interruption insurance, including flood, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property in the Premises, all Alterations and all Tenant’s Work in excess of the Allowance (as defined in Exhibit C), if any, (3) worker’s compensation insurance as required by applicable Laws, (4) employer’s liability insurance coverage of at least $1,000,000.00 per occurrence, and (5) business income (formerly business interruption) insurance for Tenant with sufficient limits to cover reasonably anticipated business losses including without limitation, loss of electrical power. Tenant’s policies must be written by an insurance company or companies licensed to do business in the State of Texas with an A.M. Best rating of A-IX, or better, with Landlord and Landlord’s property manager (“Landlord’s Agent”), named as additional insureds on applicable policies. If Tenant has an umbrella or excess policy, Tenant shall name Landlord and Landlord’s Agent as additional insureds on all layers of umbrella or excess policies. To the extent reasonably available, Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days prior to cancellation of the insurance. Tenant shall deliver copies of its insurance policies or duly executed certificates of insurance to Landlord prior to occupying any part of the Premises. Tenant shall deliver satisfactory evidence of renewals of the insurance policies to Landlord prior to the expiration of the respective policies. If Tenant fails to comply with these insurance requirements after being given written notice and if Tenant fails to correct any deficiencies within 14 days, then, Landlord may obtain the insurance and Tenant shall pay to Landlord on demand as Additional Rent the premium cost thereof and an administrative fee of 5% of the cost thereof
(b)    Landlord shall maintain at all times during the Term, (1) commercial general liability insurance applicable to the Common Areas providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00 (including Landlord’s contractual liability to indemnify and defend Tenant); (2) causes of loss – special form, also known as, all risk property/ insurance, written at replacement cost value and with a replacement cost endorsement covering all of the Improvements, excluding, however, above building standard leasehold improvements of tenants; (3) rental loss insurance covering loss of rents for a period of 12 months; and (4) boiler and other equipment loss insurance covering a loss of equipment, fixtures and other property generally covered in such policies.
15.    Fire or Other Casualty.
A.    Repair or Termination by Landlord. If the Premises or any part thereof are damaged by fire or other casualty, Tenant shall give prompt notice thereof to Landlord. If (1) the Building is so damaged by fire or other casualty that substantial alteration or reconstruction of the Building is, in Landlord’s sole opinion, required (whether or not the Premises are damaged); (2) any mortgagee under a mortgage or deed of trust covering the Property requires that the insurance proceeds payable as a result of the fire or other casualty be used to retire the mortgage debt; (3) if a material uninsured loss to the Building occurs; (4) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; or (5) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty, Landlord may, at its sole option, terminate this Lease by giving Tenant notice of termination within 60 days after the date of the damage. If Landlord terminates this Lease under this Section, Rent shall abate as of the date of the damage. If Landlord does not elect to terminate this Lease,

Landlord shall within 60 days after the date of the damage commence to repair and restore the Building to the extent of insurance proceeds actually received (except that Landlord shall not be responsible for delays outside its control) to substantially the same condition in which it was immediately prior to the casualty; provided however, that with respect to the Premises, Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of the damage up to the amount of the Allowance, and Tenant shall be required to pay for the cost of restoring any other leasehold improvements. Landlord is not required to rebuild, repair, or replace any part of Tenant’s furniture or furnishings or fixtures and equipment removable by Tenant under the provisions of this Lease. Landlord is not liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from casualty damage or the repairs.
B.    Termination by Either Party. If all or any portion of the Premises (or other portion of the Building as would prevent reasonable access to the Premises) is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness (within 60 days of the date of the damage), cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (the “Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270days from the date of the damage, then notwithstanding Section 15.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any Tenant Party. If neither Party terminates this Lease under this Section 15.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of Section 15.A above.
C.    Abatement of Rent. In the event a material portion of the Premises is damaged as a result of fire or other casualty, during the time and to the extent the Premises are unfit for occupancy, Tenant shall be entitled to a fair reduction of Rent with respect to the portion of the Premises that is unfit for occupancy and is not used by Tenant. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Section 15, and agree that their respective rights for damage or destruction to the Premises or the Property shall be those specifically provided in this Lease.
16.    Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises (or a material portion of the Building Garage) shall be taken or condemned for any public or quasi‑public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Total Building Area, the Rentable Square Footage of the Premises and Tenant’s Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

17.    Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, each party hereto waives all claims that arise or may arise in its favor against the other party, or anyone claiming through or under them, by way of subrogation or otherwise, during the Term or any extension or renewal thereof, for all losses of, or damage to, any of its property (EVEN IF THE LOSS OR DAMAGE IS CAUSED BY THE FAULT OR NEGLIGENCE OF THE RELEASED PARTY OR ANYONE FOR WHOM THE RELEASED PARTY IS RESPONSIBLE), which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by the fire and extended coverage insurance policies required to be carried hereunder, whether or not such insurance policies are maintained. These waivers are in addition to, and not in limitation of, any other waiver or release in this Lease with respect to any loss or damage to property of the parties. Since these mutual waivers preclude the assignment of any claim by way of subrogation (or otherwise) to an insurance company (or any other person), each party shall immediately give each insurance company issuing to it policies of fire and extended coverage insurance written notice of the terms of these mutual waivers, and have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of these waivers.
18.    Taxes on Tenant’s Property. Tenant shall pay, and indemnify, defend, and hold Landlord harmless against, all taxes levied or assessed against personal property, furniture, fixtures, or other improvements placed by or for Tenant in the Premises or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture, fixtures, or other improvements placed by or for Tenant in the Premises and Landlord elects to pay the increased taxes, Tenant shall pay to Landlord that part of the taxes for which Tenant is liable under this Section.
19.    Rights Reserved by Landlord. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, persons, or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession or giving rise to any claim for set-off or abatement of Rent: (1) to change the Building’s or the Property’s name or street address; (2) to install, affix, and maintain any signs on the exterior and interior of the Building; (3) to reasonably designate and approve, prior to installation, all types of window shades, blinds, drapes, awnings, window ventilators, and similar equipment, and to control all lighting that is visible from the exterior of the Building; (4) to reasonably designate, restrict, and control any and all services provided to tenants of the Building and, in general, the exclusive right to designate, limit, restrict, and control any business and any service in or to the Building and its tenants; (5) to enter upon the Premises (with prior notice as reasonable, other than for scheduled janitorial services) at reasonable hours to inspect, clean, or make repairs or alterations to the Premises (but without any obligation to do so, except as expressly specified in this Lease), to make repairs or alterations to any part of the Building or the Building systems, to show the Premises to prospective lenders, purchasers, and, during the last 12 months of the Term, to show the Premises to prospective tenants at reasonable hours and, if the Premises are vacant, to prepare them for re-occupancy; (6) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; no locks may be changed or added without the prior consent of Landlord; (7) to decorate and make repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building, and for those purposes to enter upon the Premises and, during the continuance of the work, temporarily close doors, entryways, public space, and corridors in the Building, to interrupt or temporarily suspend Building services and facilities, and to change the arrangement and location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets, or other public parts of the Building, all without abatement or setoff of Rent or affecting any of Tenant’s obligations under this Lease, so long as the Premises are reasonably accessible (except as otherwise provided in the Lease); (8) to have and retain a paramount title to the Premises and the Property free and clear of any act of Tenant purporting to burden or encumber the Premises or the Property; (9) to grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided the exclusive right does not operate to exclude Tenant from the uses expressly permitted in this

Lease; (10) to approve the weight, size, and location of safes and other heavy equipment and articles in and about the Premises and the Building and to require all those items and furniture and similar items to be moved into and out of the Building and the Premises only at times and in a manner reasonably specified by Landlord; movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant; and to reasonably require permits before allowing Tenant’s property to be moved into or out of the Building; (11) to have access for Landlord and other tenants in the Building to any mail chutes or other depositories located on the Premises according to the rules of the United States Postal Service; and (12) to take reasonable measures as Landlord deems advisable for the security of the Building and its occupants including, without limitation, the search of all persons entering or leaving the Building, the evacuation of the Building for cause, suspected cause, or for drill purposes, the temporary denial of access to the Building, and the closing of the Building after Building Standard Hours, subject to Tenant’s, its agent’s, employee’s, contractor’s and invitee’s right to admittance when the Building is closed after Building Standard Hours under reasonable regulations Landlord may prescribe from time to time. Landlord shall have the absolute right at all times, including an emergency situation, to limit, restrict, or prevent access to the Building in response to an actual, suspected, perceived, or publicly or privately announced health or security threat. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s occupancy and use of the Premises by reason of the exercise of any of the reserved rights.
20.    Relocation. Intentionally Omitted
21.    Surrender of Premises; Holdover.
A.    Surrender of Premises. All improvements made to the Premises (“Leasehold Improvements”), whether temporary or permanent in character, by either party (except only movable office furniture and equipment not attached to the Building) are a part of the Building and are the property of Landlord when they are placed in the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within 30 days prior to the Expiration Date, may require Tenant to remove, at Tenant’s expense: any Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively “Special Improvements”). Without limitation, it is agreed that Special Improvements include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Special Improvements designated by Landlord shall be removed by Tenant before the Expiration Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to five (5) days after the Expiration Date for the sole purpose of removing the Special Improvements. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Special Improvements. If Tenant fails to remove any Special Improvements or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Special Improvements and perform the required repairs. Tenant, within 10 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any Special Improvements in the Premises. Notwithstanding anything to the contrary, Cable shall not be construed to be a Special Improvement or otherwise required to be removed by Tenant. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section 8.C), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Special Improvement. Within 10 Business Days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Special Improvements. Upon the Expiration Date or any earlier termination of this

Lease or Tenant’s right of possession, Tenant shall: (i) surrender to Landlord possession of the Premises in good repair and condition, reasonable wear and tear and damages or destruction by any insured casualty excepted, and (ii) deliver to Landlord all keys to the Premises and all parking access cards. If Tenant does not immediately surrender possession, Landlord may enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises, or any part thereof, by force if necessary, without having any civil or criminal liability therefor. All furniture, movable trade fixtures, and equipment installed by Tenant remains the property of Tenant and must be removed by Tenant at the termination of this Lease. Any removal of Tenant’s property must be accomplished in a good and workmanlike manner so as not to damage the Premises or the Building. Tenant, or Landlord at Tenant’s expense, shall repair any damage to the Premises or the Building caused by any removal. If Tenant fails to remove any of Tenant’s property within 5 days after the termination of this Lease or of Tenant’s right to possession, Landlord at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s property. In addition, if Tenant fails to remove Tenant’s property from the Premises or storage, as the case may be, within 10 days after written notice, Landlord may deem all or any part of Tenant’s property to be abandoned, and title to Tenant’s property shall be deemed to be immediately vested in Landlord.
B.    Holding Over. If Tenant or any of its successors in interest continues to hold any part of the Premises after the termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a month-to-month tenancy. Tenant’s occupancy of the Premises during the holdover shall be subject to all of the terms and conditions of this Lease, provided all expansion rights, rights of first refusal, first notice, and first offer, and all extension rights shall automatically terminate, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) as monthly rental equal to 100% of the monthly Base Rent payable at the time of termination for the first month of holdover and 150% of the monthly Base Rent payable at the time of termination thereafter, plus, in each case, the payment of all other Additional Rent payable under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord gave written notice to Tenant that its holdover will cause Landlord to be unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 10 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.
22.    Events of Default. The following are events of default (“Events of Default”) by Tenant under this Lease:
A.    Tenant fails to pay Rent or any other amount payable hereunder to Landlord when due, however, with respect to the first payment of Rent not made when due in any calendar year, it shall not be an Event of Default unless Tenant’s failure to pay such Rent continues for a period of 5 days after Landlord delivers written notice of such failure to Tenant. With respect to any subsequent payment of Rent in any calendar year, Tenant’s failure to pay such Rent when due.
B.    Tenant fails to comply with any of the terms of this Lease, other than the payment of Rent, and does not cure the failure within 30 days after Landlord delivers notice of the failure to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 30 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 prior occasions during any 12-month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.
C.    Tenant or Guarantor becomes insolvent, makes a transfer in fraud of creditors, commits any act of bankruptcy, makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due.
D.    Tenant or Guarantor files a petition under any section or chapter of the Bankruptcy Code of the United States, as amended, or under any similar law or statute of the United States or any state thereof, or Tenant or Guarantor is adjudged bankrupt or insolvent in proceedings filed against Tenant or Guarantor, or a petition or answer proposing the adjudication of Tenant or Guarantor as a bankrupt or its reorganization under any present or future federal or state bankruptcy or similar law is filed in any court and the petition or answer is not discharged or denied within 90 days after filing.
E.    A receiver or trustee is appointed for all or substantially all of the assets of Tenant or Guarantor or of the Premises or of any of Tenant’s property located therein in any proceeding brought by Tenant or Guarantor, or any receiver or trustee is appointed in any proceeding brought against Tenant or Guarantor and is not discharged within 60 days after appointment or Tenant or Guarantor shall consent to or acquiesce in the appointment.
F.    Tenant, if a natural person, dies or becomes incapacitated or, if Tenant is not a natural person, Tenant is dissolved or ceases to exist.
G.    Tenant’s leasehold estate is threatened to be taken or is taken on execution or other process of law in any action against Tenant.
H.    Tenant fails to take possession of the Premises within 30 days after the Ready for Occupancy Date.
23.    Landlord’s Remedies.
A.    Landlord’s Remedies. If an Event of Default occurs, Landlord may then or any time thereafter while the Event of Default continues pursue any one or more of the following remedies:
(1)    Terminate this Lease by giving notice to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, without prejudice to any other remedy, take possession of the Premises and expel or remove Tenant and any other person occupying the Premises, or any part thereof, without being liable for prosecution or any claim of damages. Tenant shall pay to Landlord on demand the amount of all loss and damage Landlord suffers by reason of the termination, whether through inability to re-let the Premises on satisfactory terms or otherwise. Without limiting the generality of the foregoing, Tenant shall pay to Landlord on demand the sum of (x) all Rent accrued hereunder through the date of termination, (y) an amount equal to the total Base Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to eight percent 8% reduced by the then present fair rental value of the Premises for such period, similarly discounted, and (z) the amount of all other loss and damage Landlord suffers by reason of the termination, including all Costs of Reletting. “Costs of Reletting” shall include commercially reasonable costs and expenses incurred in reletting all or any portion of the Premises, including the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees, but excluding new leasehold improvements. Nothing in this Lease limits Landlord’s right to prove and obtain in bankruptcy or insolvency proceedings damages by reason of the termination of this Lease in an amount equal to the maximum allowed by any statute or rule of law in effect at the time when the damages are to be proved, whether or not the amount is greater, equal to, or less than the amount of the loss or damages referred to above.
(2)    Terminate Tenant’s right of possession of the Premises and change the locks, without judicial process, and in compliance with applicable Law, expel and remove Tenant and Tenant’s property and any other person occupying the Premises, or any part thereof, without having any civil or criminal liability and without terminating this Lease. If Landlord terminates Tenant’s possession of the Premises under this Section 23.A(2), Landlord shall have no obligation to post any notice and Landlord shall have no obligation whatsoever to tender Tenant a key for new locks installed in the Premises. Landlord may (but shall not have an obligation to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such reasonable conditions (which may include concessions) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination of this Lease is given to Tenant and Landlord may sue Tenant from time to time to collect any then unpaid Rent.
(3)    Enter upon the Premises without having any civil or criminal liability and do whatever Tenant is obligated to do under the terms of this Lease. Tenant shall reimburse Landlord on demand for any expenses Landlord incurs in performing Tenant’s obligations under this Lease, together with an administrative fee of 5%.
(4)    In lieu of calculating damages under Section 23.A(1) or 23.A(2) above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession of the Premises, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the discount rate described above, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.
(5)    Recover such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease.
B.    Tenant Not Relieved from Liabilities. No repossession of or re‑entering all or any part of the Premises under Section 23.A above or otherwise and no re-letting of the Premises or any part thereof under Section 23.A(2) relieves Tenant or Guarantor of any liabilities or obligations under this Lease, all of which survive repossession or re‑entering by Landlord. No right or remedy of Landlord under this Lease is intended to be exclusive of any other right or remedy. Each right and remedy of Landlord is cumulative and all other rights or remedies under this Lease or now or hereafter existing at Law, in equity or by statute. In addition to other remedies provided in this Lease, Landlord is entitled, to the extent permitted by applicable Law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the terms of this Lease, or to a decree compelling specific performance of the terms of this Lease.

C.    Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, but only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 7.A above, or who (1) is an affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any mortgagee of Landlord, and (3) is unwilling to accept reasonable lease terms then proposed by Landlord, including leasing for a shorter or longer term than remains under this Lease, re-configuring or combining the Premises without other space, taking only a part of the Premises, and/or changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated to give any priority to reletting Tenant’s Premises in connection with its leasing of space in the Building or the Project.
24.    No Implied Waiver. The failure of Landlord or Tenant to insist at any time upon the strict performance of any of the terms of this Lease or to exercise any option, right, power, or remedy contained in this Lease is not a waiver of the right or remedy for the future. The waiver of any breach of this Lease or violation of the Rules and Regulations attached to this Lease does not prevent a subsequent act, which would have originally constituted a breach or violation, from having all the force and effect of an original breach or violation. Acceptance by Landlord of any Rent after the breach of any of the terms of this Lease or violation of any Rule or Regulation is not a waiver of the breach or violation (except if such breach or violation is cured pursuant to Section 22 and Landlord has not terminated either the Lease or Tenant’s right of possession of the Premises pursuant to Section 23), and no waiver by Landlord of any of the terms of this Lease is effective unless expressed in writing and signed by Landlord.
25.    Attorneys’ Fees. If Landlord or Tenant engages an attorney concerning the enforcement of this Lease, the prevailing party is entitled to recover from the other party reasonable attorneys’ fees, court costs, and expenses, whether at the trial or appellate level, incurred by the prevailing party.
26.    Subordination; Estoppel Certificate. This Lease and all rights of Tenant under this Lease are subject and subordinate to any mortgage or deed of trust secured by a lien against the Property, all increases, renewals, modifications, consolidations, replacements, and extensions of any first lien mortgage or deed of trust (collectively, a “Mortgage”) and all ground or underlying leases, restrictions, easements, and encumbrances recorded in the Real Property Records of Dallas County, Texas, to the extent they validly affect the Property, provided that with respect to any of the foregoing entered into after the date of this Lease, such mortgagee, lessee or other party under such instrument agrees to recognize and not to disturb this Lease in accordance with a reasonable Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), so long as no Event of Default exists. The foregoing subordination and non-disturbance shall be self-operative, however, Tenant shall, upon demand at any time or times, execute, acknowledge, and deliver to Landlord, or to Landlord’s mortgagee, any instruments that may be necessary or proper to more effectively effect or evidence this subordination to any Mortgage, subject to such mortgagee executing the non-disturbance provisions. In lieu of having the Mortgage superior to this Lease, a mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If any Mortgage against the Property is foreclosed, Tenant shall, upon request by the purchaser at the foreclosure sale attorn to the purchaser and recognize the purchaser as “Landlord” under this Lease and execute, acknowledge, and deliver to the purchaser an instrument in appropriate form acknowledging the attornment, provided such purchaser recognizes and does not disturb this Lease so long as no Event of Default exists. Tenant shall, from time to time, within 20 days after a request by Landlord, execute, acknowledge, and deliver to Landlord an estoppel certificate certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to this Lease that may reasonably be requested. Tenant shall, upon demand at any time or times, execute, acknowledge, and deliver to Landlord, or to Landlord’s first mortgagee, any instruments that may be necessary or proper to more effectively effect or evidence the subordination to any first mortgage or first deed of trust. Within a reasonable time following full execution of this Lease, Landlord shall deliver to Tenant an SNDA in form and substance reasonably acceptable to Landlord’s mortgagee.
27.    Quiet Enjoyment. If Tenant pays the Rent when due and performs all other obligations of Tenant under this Lease, then Tenant may peaceably and quietly enjoy the Premises during the Term without any disturbance from Landlord or from any other person claiming by, through, or under Landlord, but not otherwise, subject to the terms of this Lease and of the deeds of trust, mortgages, ground leases, ordinances, leases, utility easements, and agreements to which this Lease is subordinate. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Property, and shall not be a personal covenant of Landlord or any Landlord Party.
28.    Notice. All notices, requests, approvals, and other communications required or permitted to be delivered under this Lease must be in writing and are effective on the Business Day received if delivered by telecopier or facsimile; or 3 days after being deposited in the United States mail, certified, return receipt requested, postage prepaid; or upon receipt if delivered personally or by any method other than by telecopier (with written confirmation) or mail, in each instance addressed to Landlord or Tenant, as the case may be, at the address specified in Section 1 of this Lease, or to any other address either party may designate by 10 days’ prior notice to the other party. Subject to the provisions of Section 27(b), if any act or omission by Landlord occurs that would give Tenant the right to damages from Landlord or the right to terminate this Lease due to constructive or actual eviction from all or part of the Premises or otherwise, Tenant may not sue for damages or exercise any right to terminate until (A) it gives notice of the act or omission to Landlord and Landlord’s first mortgagee, if any, and (B) a reasonable period of time for remedying the act or omission elapses following the giving of the notice, during which time Landlord, its agents, employees, and first mortgagee are entitled to enter the Premises and cure the act or omission.
29.    Hazardous Materials. To Landlord’s knowledge, the Building shall be constructed without hazardous substances (as hereinafter defined). Tenant may not cause or permit the escape, disposal, or release in the Premises or the Property of any biologically active, chemically active, or hazardous substances or materials (collectively, “hazardous substances”) or bring, or permit any other Tenant Party to bring, any hazardous substances into the Premises, the Property (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with all Laws). The term hazardous substances includes, but is not limited to, those described in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., the Texas Water Code, the Texas Solid Waste Disposal Act, and other applicable state or local environmental laws and the regulations adopted under those acts. If any lender or governmental agency requires testing to ascertain whether or not a release of hazardous substances has occurred in or on the Premises or the Property based on probable cause that a release occurred and was caused by Tenant, then Tenant shall reimburse the reasonable costs of the testing to Landlord on demand. Tenant shall execute affidavits, representations, and the like and speak with Landlord’s environmental consultants from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous substances in the Premises and the Property. Tenant shall indemnify Landlord from any release of hazardous substances in or on the Premises or the Property or the Project caused by Tenant. These covenants shall survive the expiration or earlier termination of this Lease. In addition to the foregoing, Tenant shall have an on-going right, upon giving Landlord prior written notice of not less than thirty (30) days, to inspect the Premises and Common Areas of the Building (at times other than Building Standard Hours with Landlord’s prior approval and supervision during inspection) for mold or other air quality issues. If any mold or other air quality issues involving hazardous substances of a material nature are discovered, then Landlord shall use best efforts to remedy such issues as reasonable at Landlord’s sole cost and expense and provide evidence of such remediation to Tenant. If Landlord fails to remedy the mold or other air quality issues involving hazardous substances within a reasonable period of time, and such continuing issues materially affect Tenant’s ability to conduct business from the Premises, then Tenant may thereafter terminate the Lease following ninety (90) days’ written notice of such termination to Landlord; provided, however, that such termination right will be waived by Tenant if Landlord provides remedies the applicable mold or air quality issue within ninety (90) days following receipt of such written notice from Tenant..
30.    Miscellaneous.
A.    Governing Law; Severability. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of Dallas County, Texas and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of Dallas County, Texas. Each of the terms of this Lease is, and must be construed to be, separate and independent. If any of the terms of this Lease or its application to any person or circumstances is to any extent invalid and unenforceable, the remainder of this Lease, or the application of that term to persons or circumstances other than those as to which it is invalid or unenforceable, are not affected thereby.
B.    Recording. Tenant shall not record this Lease or any memorandum thereof without Landlord’s prior written consent.
C.    Force Majeure. When this Lease prescribes a period of time for action to be taken by either Landlord or Tenant, such party shall not be liable or responsible for, and there shall be excluded from the computation for the period of time, any delays due to strikes, acts of God, shortages of labor or materials, war, governmental laws, regulations, restrictions, or any other cause of any kind that is beyond the control of such party. However, events of Force Majeure shall not extend any period of time for the payment of monetary sums payable by either party or any period of time for the written exercise of an option or right by either party.
D.    Transferability. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any obligations accruing on or after the date of the transfer, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.
E.    No Merger. The fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in the leasehold estate as well as the fee estate in the Premises or any interest in the fee estate does not cause a merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises.
F.    Brokers. Landlord and Tenant each warrant that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Lease other than Tenant’s broker, Cassidy Turley, and Landlord’s agent, Harwood International Incorporated (collectively, “Brokers”). Landlord and Tenant shall each indemnify, defend, and hold the other harmless against all costs, expenses, attorneys’ fees, or other liability for commissions or other compensation or charges claimed by any broker or agent other than Brokers claiming by, through, or under such party with respect to this Lease or any renewal or extension or with respect to any expansion of the Premises. Any brokerage commissions payable to Brokers are payable by Landlord pursuant to the terms of separate agreements between Landlord and Brokers.

G.    Gender. Words of any gender used in this Lease include any other gender and words in the singular number include the plural, unless the context otherwise requires.
H.    Authority; Joint and Several Liability. Landlord and Tenant each covenants, warrants and represents to the other that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Landlord or Tenant, as applicable, is authorized to do so on behalf of such party; (2) this Lease is binding upon such party; and (3) such party is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is composed of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.
I.    No Representations. Neither Landlord nor Landlord’s agents make any representations or promises with respect to the Premises or the Property except as expressly set forth in this Lease. No rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.
J.    Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s and/or Landlord’s obligations under Sections 4.A, 4.B., 4.C, 13, 21, 23 and 29, as applicable, shall survive the expiration or early termination of this Lease.
K.    Paragraph Headings. The paragraph headings in this Lease are for convenience only and in no way enlarge or limit the scope or meaning of the paragraphs in this Lease.
L.    Binding Effect. All terms of this Lease are binding upon the respective heirs, personal representatives, successors, and, to the extent assignment is permitted, assigns of Landlord and Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship.
M.    Interest. Any amount due from Tenant to Landlord which is not paid within thirty (30) days after the date due shall bear interest at the lower of (1) ten percent (10%) per annum or (2) the highest rate from time to time allowed by applicable Law, beginning 30 days from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default. It is agreed that all interest chargeable under this Lease shall under no circumstances exceed the maximum amount of interest permitted by applicable Law. If the rate of interest specified in this Lease shall ever be greater than the maximum amount of interest permitted by applicable Law, then the rate of interest chargeable under this Lease shall be the maximum amount of interest permitted by applicable Law.
N.    Tax Waiver. TENANT HEREBY WAIVES ALL RIGHTS TO PROTEST THE APPRAISED VALUE OF THE PROPERTY OR TO APPEAL THE SAME AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISALS AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE. For and in consideration of the foregoing waiver, Landlord agrees to use commercially reasonable efforts to review and protest the valuations of the Property each year, if reasonable to do so.
O.    Waiver of Consumer Rights. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES

CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.
P.    Execution and Approval of Lease. Employees and agents of Landlord and of Landlord’s Broker have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this Lease for examination and negotiation is not an offer to lease, agreement to reserve, or option to lease the Premises. This Lease is effective and binding on Landlord only upon the execution and delivery of this Lease by Landlord and Tenant. This Lease may be executed in two or more counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.
Q.    Calculation of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges, amounts and Additional Rent payments by Tenant (including without limitation, Section 4 of this Lease) is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.004 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.
R.    Entire Agreement; Amendments. This Lease, including the following exhibits and attachments, constitutes the entire agreement between the parties: Exhibit A [Land], Exhibit B [Floor Plan of the Premises], Exhibit C [Work Letter], including Exhibit C-1 [Base Building Guidelines] and Exhibit C-2 [Janitorial Specifications], Exhibit D [Building Rules and Regulations] Exhibit E [Parking], Exhibit F [Renewal Option], Exhibit G [Right of First Refusal] and Exhibit H [Guaranty]. All negotiations, considerations, representations, and understandings between Landlord and Tenant are incorporated in this Lease. This Lease supersedes any letter of intent, term sheet or other documents or correspondence exchanged between the parties prior to the execution hereof. No act or omission of any employee or agent of Landlord or of Landlord’s Agent may alter, change, or modify any of the terms of this Lease. No amendment or modification of this Lease is binding unless expressed in a written instrument executed by Landlord and Tenant.
S.    Tenant Certification. Tenant certifies to Landlord, to Tenant’s current knowledge, that: (1) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (2) it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.
T.    Landlord’s Lien.    Landlord waives all statutory and contractual liens on the personal property of Tenant.
U.    Termination Option. Tenant will have the one-time right to terminate this Lease as to the entire Premises then leased by Tenant, effective at the end of the 72nd month of the Term (the “Termination Date”), by giving Landlord no less than twelve (12) months’ prior written notice. Time is of the essence in Tenant’s exercise of its right to terminate. Tenant will pay to Landlord the (i) amount of the unamortized portion of the Work Allowance referred to in Exhibit C and the unamortized portion of Tenant’s Broker’s commission referred to in Section 30. F., plus interest accruing on such amounts at a rate of eight percent

(8%) per annum, and (ii) amount equal to the next nine (9) months of Rent coming due (collectively, the “Termination Payment”). One-half of the Termination Payment shall be paid upon delivery of the notice of termination to Landlord and the remaining one-half shall be paid on the Termination Date. Tenant shall also pay to Landlord within thirty (30) days following the Termination Date all actual and reasonable costs of restoration as a result of the removal of Tenant’s signage in and around Building. If Tenant does not timely make the Termination Payment, Tenant’s notice of termination will be deemed ineffective and the Lease will be continued in full force and effect.
V.    Offset Rights. If Landlord fails to perform any of its obligations under this Lease relating to the Premises (or parking areas or access) and such failure continues for more than thirty (30) days after Landlord’s receipt of notice from Tenant specifying in reasonable detail Landlord’s failure to perform, then Tenant shall have the right, but not the obligation, to perform such obligation in the Premises and bill Landlord for the actual cost incurred by Tenant; provided, however, that such cost shall be limited to the reasonable market cost of performing the obligation . If any such bill is not paid within thirty (30) days of receipt by Landlord, Tenant may offset the next installment(s) of Rent payable hereunder in an amount equal to the unpaid portion of such bill.
Notwithstanding the foregoing, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within a reasonable period of time, given the circumstances, but in no event later than thirty (30) days after the receipt of notice from Tenant specifying in reasonable detail Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, Landlord shall not be deemed in default if it shall commence such performance within thirty (30) days (or such lesser reasonable time period given the circumstances) and thereafter diligently pursues the same to completion within sixty (60) days from the date of written notice from Tenant. [Discuss: However, if Landlord’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Landlord, failing which Tenant shall have the right to perform such obligation.]
A.    Tenant’s Signage. Tenant shall have the right to monument signage facing McKinnon Street which will be generally visible to all North bound traffic going toward the Dallas North Tollway. The location, design and size of such signage shall be uniform in letter height among each tenant whose signage is located on the monument sign, including Tenant. Notwithstanding the foregoing, Tenant shall be provided the most prominent position on the monument sign other than Frost Bank and any tenant leasing in excess of 57,000 Rentable Square Feet, such location to be mutually agreed upon by Landlord and Tenant. Tenant shall be allowed to display its signage in the elevator lobby of any full floor located within the Premises, subject to the reasonable approval of Landlord relating to size, design, color and style (which signage may be required to be uniform on any floor not fully leased to Tenant). Additionally, Landlord shall allow Tenant to install its own signage within a location reasonably designated by Landlord in the Building lobby on the N. Harwood St. side of the Building, subject to the mutual agreement of Landlord and Tenant relating to size, design, color and style.
B.    Riser/Roof Rights. Landlord shall provide the following to Tenant, at no cost to Tenant throughout the Term: (i) an area on the roof of the Building sufficient for Tenant to install satellite and/or other communications equipment in a location on the roof mutually satisfactory to Landlord and Tenant, (ii) the right for Tenant to install conduit from the roof satellite/communications equipment to the Premises, and (iii) to the extent Tenant leases a full floor, riser capacity between each floor dedicated solely for Tenant’s use in a secure manner.

C.    Supplemental HVAC. Tenant shall have the right to install supplemental HVAC package units in the plenum space or elsewhere within the Premises at no cost to Tenant, and to tap into water lines as ancillary to providing such service to the Premises.
D.    Ancillary Services. Landlord shall install the following services in the Building : (1) hardware on stairway doors serving the Premises to permit access to a stairwell from the floor on which the Premises are located, but prevent re-entry from the stairwell and otherwise compliant with applicable Laws, including any building codes; (2) Building system installed by Landlord shall be designed to permit Tenant to install, at Tenant’s cost, a card reader to allow access from the stairwell to Tenant’s Premises, should Tenant elect to do so; (3) video management system with megapixel ip cameras providing live and recorded video monitoring of access to the Building and Building Garage, lobbies and other Common Areas; and (4) a minimum of 2 vehicle gate operators with arms and detection loops installed in the concrete with access by card readers and toll tags.
E.    Storage Space. Landlord grants to Tenant the right to lease any available storage space in the parking garage and/or basement of the Building constructed by Landlord in its development of the Building and available for use by tenants. Tenant shall have 30 days from the date Landlord gives written notice to Tenant setting forth the size and rent for such storage space to elect whether to lease the storage space. The rental rate for the storage space shall be reasonable and comparable to charges for similar space in other Class AA buildings in the Uptown market of Dallas. Tenant shall be responsible for the moisture proofing, temperature control and lighting of any such storage space. Tenant may elect to terminate its lease of the storage space at any time upon 30 days prior written notice to Landlord.

TENANT EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE SPECIFIED HEREIN, LANDLORD HAS MADE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, TITLE, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PREMISES, ALL SUCH REPRESENTATIONS AND WARRANTIES, AS WELL AS ANY IMPLIED WARRANTIES BEING HEREBY EXPRESSLY DISCLAIMED.

IN WITNESS WHEREOF, this Lease is executed in multiple originals as of the date first above set forth.
LANDLORD:

International Center Development XVIII, LLC,
a Delaware limited liability company

By:     /s/ David Roehm
Name: ___    David Roehm
Title:            EVP

TENANT:

CVSL Inc., a Florida Corporation
By:        /s/ John Rochon Jr.
Name:        John Rochon Jr.
Title:        Vice Chairman

EXHIBIT A
This Exhibit is attached to and made a part of the Lease dated as of __________, 2014, by and between INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC (“Landlord”) and CVSL INC. (“Tenant”) for space in the Building located at 2950 North Harwood, Dallas, Texas 75201.
THE LAND
Tract I:
BEING a tract of land situated in the John Grigsby Survey, Abstract Number 495, City of Dallas, Dallas County, Texas and being all of Lot 1, Block 1/931, of the Overton Motor Bank No. 1, an addition to the City of Dallas, Dallas County, Texas, recorded by plat Volume 97076, Page 3344, of the Deed Records of Dallas County, Texas (D.R.D.C.T.) and being more particularly described as follows:
BEGINNING at the intersection of the northeast right-of-way line of North Harwood Street (60' R.O.W.) and the southeast right-of-way line of Wolf Street (45' R.O.W.):
THENCE N. 42 degrees 52 minutes 00 seconds E., continuing along the southeast line of said Wolf Street, a distance of 220.73 feet to a point for corner at the intersection of the southwest line of said Wolf Street and the southeast right-of-way line of Dallas North Tollway (McKinnon Street) (variable width R.O.W.);
THENCE S. 47 degrees 05 minutes 00 seconds E., continuing along the southwest line of Dallas North Tollway (McKinnon Street), a distance of 45.00 feet to a point for corner;
THENCE S. 42 degrees 52 minutes 00 seconds W., departing the southwest line of Dallas North Tollway (McKinnon Street), a distance of 111.14 feet to a point for corner;
THENCE S. 47 degrees 18 minutes 03 seconds E., a distance of 50.00 feet to a point for corner;
THENCE N. 42 degrees 52 minutes 00 seconds E., a distance of 110.95 feet to a point for corner in the southwest line of said Dallas North Tollway (McKinnon Street};

THENCE S. 47 degrees 05 minutes 00 seconds E., continuing along the southwest line of said Dallas North Tollway (McKinnon Street), a distance of 100.00 feet to a point of corner;
THENCE S. 42 degrees 52 minutes 00 seconds W., departing the southwest line of said Dallas North Tollway (McKinnon Street), a distance of 224.59 feet to a point for corner in the aforementioned northeast line of said North Harwood Street;
THENCE N. 45 degrees 57 minutes 00 seconds W., continuing along the said northeast line of North Harwood Street, a distance of 195.04 feet to the POINT OF BEGINNING, containing 37,867 square feet or 0.8693 acres of land, more or less.
Tract II:
BEING a tract of land situated in the John Grigsby Survey, Abstract Number 495, City of Dallas, Dallas County, Texas and being part of Block 1/931, City of Dallas, Dallas County, Texas, and being all of that tract of land conveyed to The Frost National Bank by Special Warranty Deed, recorded in instrument Number 201200174627, of the Official Public Records of Dallas County, Texas (O.P.R.D.C.T.) and being more particularly described as follows:
COMMENCING at the intersection of the northeast right-of-way line of North Harwood Street (60' R.O.W.) and the southeast right-of-way line of Wolf Street (45' R.O.W.);
THENCE N. 42 degrees 52 minutes 00 seconds E., continuing along the southeast line of said Wolf Street, a distance of 220.73 feet to a point for corner at the intersection of the southwest line of said Wolf Street and the southeast right-of-way line of Dallas North Tollway (McKinnon Street) (variable width R.O.W.);
THENCE S. 47 degrees 05 minutes 00 seconds E., continuing along the southwest line of Dallas North Tollway (McKinnon Street), a distance of 45.00 feet to the POINT OF BEGINNING;
THENCE S. 47 degrees 05 minutes 00 seconds E., continuing along the southwest line of Dallas North Tollway (McKinnon Street), a distance of 50.00 feet to a point for corner;
THENCE S. 42 degrees 52 minutes 00 seconds W., departing the southwest line of said Dallas North Tollway (McKinnon Street), a distance of 110.95 feet to a point corner;
THENCE N. 47 degrees 18 minutes 03 seconds W., a distance of 50.00 feet to a point for corner;
THENCE N. 42 degrees 52 minutes 00 seconds E., a distance of 111.14 feet to the POINT OF BEGINNING, containing 5, 552.23 square feet or 0.1275 acres of land, more or less.

EXHIBIT B
This Exhibit is attached to and made a part of the Lease dated as of __________, 20__, by and between INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC (“Landlord”) and ____________________ (“Tenant”) for space in the Building located at 2950 North Harwood, Dallas, Texas 75201.
FLOOR PLAN OF THE PREMISES

EXHIBIT C
This Exhibit is attached to and made a part of the Lease dated as of __________, 2014, by and between INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC (“Landlord”) and CVSL INC. (“Tenant”) for space in the Building located at 2950 North Harwood, Dallas, Texas 75201.
WORK LETTER

1.Representatives. Landlord hereby appoints Robert Montgomery, Project Manager (“Landlord’s Representative”) to act on behalf of Landlord in all matters covered by this Exhibit C. Tenant hereby appoints _____________________ (“Tenant’s Representative”) to act on behalf of Tenant in all matters covered by this Exhibit C. In addition, Tenant’s Architect (hereinafter defined) will represent Tenant in technical matters that affect the quality, cost or timing with respect to construction and completion of the Premises. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Exhibit shall be made to Landlord’s Representative or Tenant’s Representative and Tenant’s Architect, as applicable. Either Landlord or Tenant may designate different or additional representatives under this Exhibit C at any time by giving 10 days’ prior written notice to the other.
2.    Base Building Work. Prior to August 31, 2014, Landlord delivered to Tenant the drawings and specifications in AutoCAD format (“Landlord’s Plans”) for (1) the Common Areas, Building shell, public lobbies, elevators, stairwells, (2) on the floors leased by Tenant, core finish, building standard restrooms, primary plumbing, sprinklers, HVAC, mechanical and electrical service, and (3) the parking areas in the parking lots and/or garage, all to the extent reasonably required for Tenant’s use and occupancy of the Premises. The work required to be accomplished as shown on the Landlord’s Plans is herein referred to as the “Base Building Work” and the improvements to be constructed pursuant thereto are herein referred to as the “Base Building”. The Base Building Work shall include the work described on Schedule I attached to this Exhibit C.
3.    Tenant’s Plans.
a.    Preliminary Space Plans. Not later than September 8, 2014, Staffelbach, the architect engaged by Tenant and approved by Landlord (“Tenant’s Architect”) shall prepare and submit to Landlord, Preliminary Space Plans (herein so called) for the Premises showing: locations of all partitions and doors, annotated to indicate special mechanical/electrical/plumbing requirements; areas requiring ceilings and lighting other than Building standard items; special use areas with requirements such as extra floor loading, or slab penetrations; special HVAC and/or electrical needs; special acoustical separation requirements; and extraordinary City of Dallas building and fire code considerations. Landlord shall review Tenant’s Preliminary Space Plans and shall notify Tenant in writing within 30 days after receipt thereof of any revisions that Landlord requests, and Landlord’s reasons therefor.
b.    Design Development Review. Not later than November 1, 2014, Tenant’s Representative and Tenant’s Architect will prepare and review with Landlord’s Representative in-progress design documents prepared by Tenant’s Architect depicting the then current status of Design Development (herein so called) for the purpose of informing Landlord of any substantive changes in the Preliminary Space Plans previously reviewed by Landlord. Landlord has the right to approve any substantive changes in the Preliminary Space Plans, which approval shall not be unreasonably withheld or delayed. This review shall also be used to determine approximate quantities of materials or elements of construction of Tenant’s Improvements. Landlord shall review Tenant’s in-progress Design Development documents and shall submit suggested revisions and the reasons therefor to Tenant’s Architect, in writing, within 20 days after Landlord’s receipt.
c.    Tenant’s Contract Documents. Not later than February 2, 2015, Tenant shall submit to Landlord, working drawings and specifications ready for submission to the City of Dallas for a building permit consisting of complete architectural and engineering plans, with HVAC, plumbing, electrical and structural documentation (“Tenant’s Contract Documents”) for the proposed construction of all ceilings, lighting, HVAC, plumbing, special use areas requiring modification of the Base Building, partitions, doors, room finish schedules, location of electrical outlets, telephone and data outlets and all other relevant information for the interior finish of, and installation of Tenant’s improvements in, the Premises (all of the leasehold improvements to be constructed within the Premises pursuant to the Landlord approved Tenant’s

Contract Documents are herein called the “Tenant’s Improvements”). All labor, materials and work required to complete the Tenant’s Improvements is herein called the “Tenant’s Work”. Landlord shall review Tenant’s Contract Documents and notify Tenant in writing within 10 days after receipt of Tenant’s Contract Documents of any revisions thereto that Landlord requests, such as, without limitation, a detailed description of any construction delays anticipated to result from matters contained in the Tenant’s Contract Documents, with recommended actions to alleviate those delays. Within 10 days Tenant’s Architect shall promptly revise Tenant’s Contract Documents to incorporate any agreed changes and shall resubmit them for Landlord’s approval, which approval shall not be unreasonably withheld.
If Landlord withholds approval of all or any part of Tenant’s Contract Documents, then Landlord shall give Tenant’s Representative and Tenant’s Architect a detailed written statement of its objections within 10 days following receipt of Tenant’s Contract Documents. If Tenant disagrees with Landlord’s objections, then Tenant’s Representative, Tenant’s Architect and Landlord’s Representative shall promptly meet and attempt to resolve Landlord’s objections. If Landlord does not notify the Tenant in writing of proposed revisions within such 10-day period, Tenant shall deliver a written request for Landlord’s revisions and if Landlord does not respond to such request within 10 days the Tenant’s Contract Documents will be deemed approved by Landlord.
4.    Selection of Contractors. After Design Development review by Landlord, Tenant’s Architect shall keep Landlord’s Representative informed of the anticipated date of delivery to Landlord of Tenant’s Contract Documents. If Landlord is retained by Tenant to serve as the construction manager for Tenant’s Work, then, at least 15 days before the scheduled date of delivery of Tenant’s Contract Documents, Landlord and Tenant shall mutually compile a list of at least three (3) proposed contractors to bid on Tenant’s Work required by Tenant’s Contract Documents, two (2) of which contractors may be proposed by Tenant. If Landlord is Tenant’s construction manager, Landlord agrees that it shall competitively bid Tenant’s Work to all three (3) of the proposed contractors. Tenant may select the contractor with the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord may exclude from the Building any contractor proposed to perform any part of the Tenant’s Work, if Landlord reasonably believes that the contractor is incompatible with the Landlord or other contractors and/or subcontractors performing work at the Building. Tenant recognizes that Landlord may require that certain subcontractors be awarded the work for mechanical systems and sprinkler systems to preserve Landlord’s warranties for those systems installed as part of the Base Building. Tenant agrees that Landlord may award that work to those subcontractors unless their respective bids are unreasonably high when compared to the bids of other bidders for that work. If the subcontractors’ bids for the mechanical systems and/or sprinkler system are unreasonably high, then Landlord may, nevertheless, award the mechanical and sprinkler work to those subcontractors, but Landlord shall bear the portion of the cost for the work performed by those subcontractors which exceeds the reasonable costs and expenses to perform that work. If Landlord is not retained by Tenant to serve as construction manager for Tenant’s Work, then Tenant may select a qualified contractor to perform the Tenant’s Work, with the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. The term “qualified contractor” shall mean a contractor with a minimum of two (2) years’ experience in constructing leasehold improvements in office buildings and is otherwise creditworthy..
5.    Construction of Tenant’s Improvements.
a.    Construction Contract. Upon selection of the contractor(s), as provided above and submission of the Estimated Construction Costs (hereinafter defined), (i) If Landlord is Tenant’s construction manager, Landlord shall enter into the contract for the construction of Tenant’s Work; and (ii) Landlord shall promptly proceed with the construction of Tenant’s Work. If Tenant elects to proceed without retaining Landlord to serve as construction manager, then Tenant shall enter into the contract with the contractor and proceed with construction of the Tenant’s Work upon Landlord’s delivery of the Premises Ready for Tenant’s Work

(hereinafter defined). The construction contract shall provide, among other things, the following: (1) that the contractor shall construct the Tenant Work in a good and workmanlike manner; (2) that the contractor shall construct the Tenant Work in compliance with all applicable laws, including the ADA/TAS codes, and the Tenant’s Contract Documents; and (3) an express warranty of the Tenant Work from the contractor for a period of one (1) year from completion of the Tenant Work. Landlord’s Representative shall be responsible for giving the contractor a notice to proceed when contractor may commence the Tenant Work.
b.    Shop Drawings and Submittals. Tenant or Landlord, as the case may be, shall cause the successful contractors to begin preparing shop drawings and processing submittals. If the Tenant’s Work impacts the Base Building, Tenant’s Architect shall submit the relevant shop drawings and submittals to the Landlord. Landlord will promptly review them for consistence and integration with the Base Building Work and coordination of other subcontractors’ work and shall forward them to Tenant’s Architect for review within five (5) business days. Where action and return is requested or required, Tenant’s Architect will review each shop drawing and submittal and return it with Tenant’s Architect’s written comments to Landlord within five (5) Business Days after receipt by Tenant’s Architect. If Tenant’s Architect or Landlord does not timely deliver written comments, the requesting party shall deliver a written request for comments and if the other party does not respond to such request within 5 Business Days then such shop drawing and submittal shall be deemed approved by the applicable party.
c.    Progress Meetings. During the construction of Tenant’s Work, Landlord and Tenant shall schedule “job progress” meetings frequently enough to permit regular monitoring of scheduling and status of Tenant’s Improvements. Landlord’s Representative shall furnish Tenant’s Representative and Tenant’s Architect reasonable prior notice of those meetings and shall require representatives of contractor performing Tenant’s Work and all major subcontractors having influence on the schedule of Tenant’s Work to attend together with the Base Building contractor and the subcontractors to the extent affected.
6.    Inspection and Scheduling.
a.    Landlord, Tenant and Tenant’s Architect shall inspect the Tenant’s Work, as they progress. Each party shall be available, and cause its respective subcontractors and architect to be reasonably available, to the other parties from time to time, on reasonable prior notice, as necessary or desirable to review the Tenant’s Work.
b.    The party entering into the contract with the Contractor shall obtain all approvals, permits and other consents required to commence, perform and complete Tenant’s Work and shall cause the construction of Tenant’s Work to comply with all applicable laws, except that Tenant’s Architect is responsible for Tenant’s Contract Documents being in compliance with the City of Dallas building and fire codes and any other applicable codes and ordinances. The party entering into the contract with the Contractor shall maintain for inspection copies of all approvals, permits, inspection reports and other governmental consents.
c.    If Landlord retained the contractor, then Landlord’s Representative shall notify, and permit access by, Tenant approximately 30 days before the estimated date the Premises will be Ready for Occupancy so that Tenant may cause cable and wiring and other furniture, fixtures and equipment to be installed to make the Premises ready for Tenant to conduct business.
7.    Payment of Work Costs.
a.    The term “Work Costs”, with respect to Tenant’s Work, means the sum of all hard and soft costs and charges incurred by Landlord or Tenant, as may be the case, for labor and materials in having the Tenant’s Work performed by the contractor and subcontractors. If any performance or payment bonds are required by Landlord, the cost of such bonds shall be at Landlord’s sole cost and expense and not included in the Work Costs. Any Building stocked materials used by Tenant that are required out of Landlord’s warehouse shall be charged against the Tenant’s Work Allowance at the lesser of (i) the cost paid out of pocket by Landlord to the supplier including, if applicable, all stocking costs, taxes, insurance and other soft costs associated with Landlord’s cost to stock the materials, and (ii) the market cost of such materials. Tenant shall not be required to purchase Building stocked materials; however, if Landlord has previously purchased materials for the Base Building and Tenant desires to use other materials, Tenant shall not be provided a credit for the Base Building materials. Notwithstanding the foregoing, the Work Costs include, without limitation all architectural and engineering fees and expenses directly related to Tenant’s Work, all contractor and construction manager costs and fees, all permits and taxes, and a coordination and administration fee payable to Landlord equal to 2% of the hard costs (the “Construction Supervision Fee”) for Landlord’s overhead if a third party is retained to serve as construction manager instead of Landlord; but shall exclude the costs of any personal property items of Tenant such as decorator items or services, artwork, plants, furniture, equipment or other fixtures not permanently affixed to the Premises. If Landlord provides construction management services for Tenant, Landlord will be paid a fee of not less than 5% of the hard costs included in the total Work Costs, which cost shall be in lieu of the Construction Supervision Fee. If Tenant uses less than the entire Work Allowance for the hard costs and soft costs relating to construction of the Tenant Improvements, Tenant shall be permitted to utilize no more than $4.00 per Rentable Square Foot for furniture, fixtures, equipment, cabling and other costs and expenses relating to the Premises. Landlord shall provide up to an additional construction allowance (“Additional Work Allowance”) of $15.00 per Rentable Square Foot to be amortized at an interest rate of nine percent (9%) per annum in the form of Additional Rent to be paid over the initial Term of the Lease, should Tenant request such an Additional Work Allowance prior to construction of Tenant’s Work. Tenant’s Architect has been engaged to perform preliminary test fits for the Premises and Landlord agrees to provide a space planning allowance (which is in addition to the Work Allowance) equal to $.12 per Rentable Square Foot to defray the cost for such initial test fits which will include all revisions.
b.    In connection with the construction of Tenant’s Work, Landlord shall provide an allowance equal to $50.00 per Rentable Square Foot of the Premises that is actually improved(the “Work Allowance”) to be applied by Landlord to the Work Costs as set forth below. Tenant shall be responsible for payment of all costs and expenses in connection with the Tenant’s Improvements in excess of the Work Allowance. Tenant shall not be entitled to a cash allowance under any circumstances. In the event any portion of the Work Allowance is remaining on the date which is 6 months after substantial completion of the Tenant’s Improvements, such remaining portion shall be the sole property of the Landlord.
c.    After selection of the contractor for the construction of the Tenant Work, Tenant will promptly cause to be prepared a preliminary estimate of the cost of the Tenant Work, as described in Tenant’s Contract Documents (the “Estimated Construction Costs”). To the extent the Estimated Construction Costs are more than the Work Allowance, Landlord will so notify Tenant in writing and Tenant will establish the “Maximum Approved Costs” by either (i) agreeing in writing to pay the amount by which the Estimated Construction Costs exceeds the Work Allowance; or (ii) agreeing to have Tenant’s Contract Documents revised by Tenant’s Architect within 10 Business Days in order to assure that the Estimated Construction Costs exceed the Work Allowance by an amount that Tenant shall agree to pay pursuant to subparagraph (i) above. Tenant will give immediate attention to establishing the Maximum Approved Costs and respond to Landlord within five (5) Business Days. Upon Tenant’s timely fulfillment of its obligations in either clause (i) or (ii), the Maximum Approved Costs will be established. Upon establishment of the Maximum Approved Costs, Tenant shall deposit with Landlord the amount by which the Estimated Construction Costs exceeds the Work Allowance (the “Work Costs Deposit”), which Work Costs Deposit shall be held in a Landlord controlled checking account designated as an escrow account for the benefit of Tenant in an FDIC insured financial institution for payment of the Work Costs. The Work Costs Deposit shall be used only to pay for the Work Costs as the same are incurred, and shall be paid following receipt of properly submitted applications, as Landlord would require for disbursement from the Work Allowance, plus approval by Tenant’s Representative or Tenant’s construction manager of the invoice for payment, which approval will not be unreasonably withheld, delayed or conditioned, prior to Landlord’s payment of any portion of the Work Allowance for such costs. If Landlord is Tenant’s construction manager, Landlord shall provide Tenant with a copy of all invoices, bills and other similar documentation with respect to each payment made from such account within 10 days after such payment is made. After the entire Work Costs Deposit has been disbursed for payment of the Work Costs, Landlord shall disburse the Work Allowance to pay the remaining Work Costs; provided that in the event the Estimated Construction Costs exceed the Work Costs by an amount in excess of the Work Costs Deposit (the “Excess Costs”), Tenant shall promptly pay to Landlord the Excess Costs. In the event the Work Costs Deposit exceeds the Maximum Approved Costs minus the Work Allowance, Tenant shall be entitled to a refund of such excess within 30 days after the Commencement Date. To the extent the Work Costs do not exceed the Work Allowance, Landlord agrees to make payments of the Work Allowance within thirty (30) days following receipt of properly submitted applications, including lien waivers, paid invoices and all supporting documentation of the Tenant’s Work.
8.    In addition to, and separate from, the Work Allowance, and to the extent not already included in any Base Building Work performed by Landlord, Landlord, at its sole cost and expense, (i) shall provide all improvements creating a multi-tenant floor in a manner consistent with comparable office buildings in the uptown market of Dallas, including, without limitation, corridors and restrooms, and (ii) shall provide all “above the ceiling” improvements. Change Orders. Regardless of which party holds the contract for construction, Tenant may authorize changes to the Tenant’s Work during construction only by written instructions to Landlord’s Representative on a form reasonably approved by Landlord. All changes that involve compliance with laws or Base Building system capabilities will be subject to Landlord’s prior written approval, which approval shall not be unreasonably delayed or withheld. Prior to commencing any change, Landlord or Tenant will cause the contractor to prepare and deliver to the other party, for the other party’s approval, a change order setting forth the total costs of such change, which will include associated architectural, engineering, construction contractor’s costs and fees, completion schedule changes and the costs of Landlord’s applicable supervision or management fee . The party’s approval shall not be unreasonably withheld, delayed or conditioned, as applicable. If Tenant is the approving party and fails to approve such change order within 5 days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform such change. Upon Landlord’s receipt of Tenant’s approval, Landlord will proceed with such change. The costs associated with a Tenant initiated change order shall be included in Work Costs and shall be payable out of the Work Allowance to the extent available.
9.    Tenant Delay. If Landlord is the construction manager, the term “Tenant Delay” shall mean any delay that Landlord may encounter in the prosecution of Tenant’s Work caused by any act, neglect, failure or omission of Tenant, its agents, employees or contractors and shall include, without limitation, any day that occurs: (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Preliminary Space Plans, the Design Development Review or Tenant’s Contract Documents; (b) because Tenant fails to timely furnish any requested information or deliver or approve any required documents such as the Preliminary Space Plans, the Design Development Review or Tenant’s Contract Documents (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like; (c) because of any change by Tenant to the Tenant’s Contract Documents; or (d) because of any specification by Tenant of long lead materials or installations in addition to or other than Building standard materials;

10.    Dispute Resolution. In the event of a dispute between Landlord and Tenant with respect to any matter relating to this Work Letter, including, without limitation, Tenant’s Contract Documents, to be resolved by mediation, Tenant’s Architect and Landlord’s Representative shall meet to immediately resolve that matter in good faith and as expeditiously as possible. In the event Tenant’s Architect and Landlord’s Representative are unable to resolve the matter, then it shall be submitted to an independent architect selected by them, whose decision shall be final. Tenant’s Architect and Landlord’s Representative shall select the independent architect by mutual agreement, failing which each shall submit a list of the names of 10 architects in order of preference to the other. The first name appearing on both lists shall be designated as the independent architect. If no name appears on both lists, the process shall be repeated until an independent architect is selected. If a party fails to submit a list, then the first name on the party whose list was submitted shall be the independent architect.
11.    Punch-List. Within ten (10) days after substantial completion of the Tenant’s Work in the Premises, or applicable portion thereof, Landlord and Tenant shall walk through the Premises together and prepare a punch list of items in the Premises, or portion thereof, that remain to be finished so as to complete the Tenant’s Work (“Punch List Items”). The Punch List Items will not include any damage to the Premises caused by Tenant’s move-in or early occupancy. Damage caused by Tenant will be repaired or corrected by Landlord or Tenant’s contractor at Tenant’s expense. If Tenant fails to submit Punch List Items to Landlord within two (2) months after substantial completion of the Premises, or any portion thereof, it will be deemed that there are no items needing additional work or repair. Landlord’s or Tenant’s contractor, as applicable, shall complete all Punch List Items within 30 days after Tenant submits the Punch List Items or as soon as practicable thereafter. For purposes hereof, “substantial completion” and “substantially complete” shall mean when the City of Dallas approves the Premises, or applicable portion thereof for occupancy by issuance of a Certificate of Occupancy.
12.    Ready for Occupancy Date. For purposes of commencement of the Term, the Ready For Occupancy Date is the date that is ten (10) days after substantial completion and the earlier to occur of (i) the date the City of Dallas approves the Premises for occupancy; or (ii) the date the City of Dallas would have approved the Premises for occupancy but for Tenant Delay. In the event Landlord is acting as Tenant’s construction manager and the Premises are not Ready for Occupancy by September 1, 2015, then Tenant shall receive one (1) day of additional abatement of Base Rent for each day beyond September 1, 2015 until the Premises are delivered to Tenant Ready for Occupancy. The abatement hereunder shall be in addition to any abatement otherwise provided to Tenant as set forth in Section 1.D. If the Premises are not Ready for Occupancy by December 31, 2015 and Landlord is acting as Tenant’s construction manager, as such date may be extended day by day for each day of a delay caused by a Tenant Delay, then Tenant may terminate this Lease at any time thereafter and prior to delivery of the Premises Ready for Occupancy.
If Tenant elects to contract with the contractor to perform the Tenant’s Work, then the Commencement Date will be one hundred twenty (120) days from the date the Premises are delivered to Tenant Ready for Tenant’s Work, but not earlier than July 1, 2015. The term “Ready for Tenant’s Work” shall mean the Landlord’s Work is substantially complete. The term “Landlord’s Work” shall mean the Base Building improvements described on Exhibit C-1, attached hereto. “Substantial completion” (or words to such effect)for purposes of this paragraph means the Landlord’s Work is sufficiently complete, including the Building Shell and Service Core with exterior windows in place, building systems brought to the Premises and elevator access completed, as described in Exhibit C-1 to the extent necessary for Tenant’s Work to begin with only minor items remaining in Landlord’s Work which will not interfere with construction of Tenant’s Work. Prior to the substantial completion of Landlord’s Work, Landlord’s Representative and Tenant’s Representative shall walk through the Premises for the purpose of establishing that Landlord’s Work is substantially complete and jointly prepare a list of minor items of Landlord’s Work which, in the mutual opinion of Landlord and

Tenant, have not been fully completed or which require repair (the “Landlord’s Work Punch List”). If Tenant’s Representative fails to participate in a walk-through within five (5) days following request by Landlord’s Representative following substantial completion of Landlord’s Work, then Tenant shall be deemed to have accepted Landlord’s Work. If there is a dispute regarding substantial completion or the Landlord’s Work Punch List, the provisions of Section 10 of this Exhibit C shall apply. Upon written completion of the Landlord’s Work Punch List, Landlord shall cause its contractor to make the repairs and complete the items on the Landlord’s Work Punch List in a timely manner and in coordination with the contractor performing Tenant’s Work to minimize interference with Tenant’s Work. If any such repairs or completion of Landlord’s Work will interfere with Tenant’s Work such that completion of Tenant’s Work will be delayed or if Landlord fails to obtain any certificates or approvals which, in turn, delay Tenant obtaining receipt of any certificates or approvals from governmental authority, then the 120 day period set forth above shall be extended day for day by any such delay caused by Landlord’s contractor performing such repairs or completing such other items on Landlord’s Work Punch List or by Landlord’s failure to obtain the requisite certificates or permits.
13.    Conflicts. In the event of a conflict between the provisions of this Exhibit C and the provisions of the Lease, the provisions of this Exhibit C will control.
EXHIBIT C-1

BASE BUILDING GUIDELINES

Landlord shall deliver to Tenant, at no additional expense, all of the items set forth below in accordance with applicable Laws including Building codes and regulations (collectively, “Code”), including, without limitation, the ADA, and in good working order. Additionally, Landlord shall construct the Building overall to Class AA standards substantially comparable to other Class AA buildings in the Uptown market of Dallas, Texas and in substantial accordance with Building Schematics (a copy of which has been provided to Tenant).

1.    Building Shell & Service Core

a)    Building envelope fully finished and in ready condition, including, without limitation, fully waterproofed, caulked, glazed (with all glass requiring replacement due to defects, cracks or broken panes replaced), cleaned (including exterior glass) and with all metal finishing and trim completed, touched up and cleaned;

b)    Building standard window coverings (motorized shades at Penthouse Level 22 only) installed immediately before Tenant’s occupancy; typical floors will be building standard roll down shades. Shades for the 22nd floor shall be a product of similar look/quality to mecho brand shades and fully motorized, automated and installed at the sole cost of the Landlord immediately before Tenant’s occupancy

c)    All core walls (not columns) shall be framed with metal studs, dry walled, taped, floated, sanded, and ready to receive final Tenant finishes; exterior walls are all floor to ceiling glass for the exception of two areas where exterior building signage will be installed.

d)    Concrete floors within Premises shall be broom clean and shall have a Floor Flatness (Ff) of 25 and a Floor Levelness (Fl) of 20.

e)    The core area shall be compliant with Code required fire ratings and including the following to the extent located on each floor of the Premises: (i) enclosed, finished and secured mechanical, electrical, telephone/low voltage, toilet and janitorial rooms (collectively, the “Core Service Rooms”), (ii) stairways and elevators, and (iii) heating, ventilation, air conditioning (“HVAC”), electrical, plumbing and life-safety systems as hereinafter described.

g)    Finished Building standard doors and required hardware compliant with Code at stairwells and core service rooms;

h)    Core service electrical rooms complete on all proposed floors with transformers and panels. Landlord, at Landlord’s expense, will provide 5.0 watts (4.0 watts for power and 1.0 watt for lighting) connected load per usable square foot capacity for Tenant’s use (“Building Standard Electricity”). Tenant, at Tenant’s expense, will also have an additional 2.0 watts (power) connected load available for a total of 7 watts as described below. Such Building Standard Electricity will be metered directly to the Landlord and will be included as part of Operating Expenses;

i)    In addition, space will be allocated for additional transformers and panels sufficient to provide an additional 2.0 watts (power) connected load per usable square foot capacity for tenant use (the “Above-Standard Electricity”) for a total of 7.0 watts connected load. Any distribution equipment (panels, transformers, conduit, wiring, etc.) required to deliver Above-Standard Electricity shall be at the Tenant’s cost and all consumption on this excess equipment shall be separately metered and billed directly to Tenant by Landlord and shall not be included in Operating Expenses;

j)    Exit signage as required by Code for the Building Core and Shell. Such signage shall be edge lit acrylic type fixtures;

k)    A primary fire/life safety annunciation system as required by Code for the Building Core and Shell and “backbone” sufficiently sized for Tenant's secondary distribution as required by Code;

l)    Core service telephone rooms installed with plywood backboards, interior lighting and electrical outlets, and sufficient sleeves, risers, conduits, and pull-boxes to accommodate the installation of Tenant’s signal cable from the main point of entry to the site to the Premises, and one 4” raceway (conduit and/or floor sleeves) from the main telephone room to Tenant’s floor through the Building’s secure telecom riser closets which will be available for Tenant’s exclusive use;

m)    Men's and women's toilet rooms on Tenant's floors finished to Building standards and compliant with Code, including plumbing fixtures, countertops for sinks, full length and full height mirrors above the vanities, hot and cold (or mixed and tempered) running water, porcelain tile on floors and wet wall surfaces, stainless steel toilet partitions and stall doors, accessories (similar to Bobrick or equal stainless steel), ceilings (painted drywall) and lighting. Tenant at its cost may choose to redesign the bathroom stalls on their floors. Any design alteration to be approved by Landlord. Water closets, urinals, and lavatory faucets shall be hands free operational Landlord will provide the restroom design to Tenant prior to Lease execution and attach an image of the anticipated finishes as an exhibit to the Lease;

n)    Passenger elevators and freight elevators, including finished interior cabs complete with finished doors, frames, hardware, call lanterns and buttons, fire department connections and egress placards as required by Code and consistent with Building standards. Quantity and speed of elevators shall be designed for a maximum wait time of 30 seconds at peak loading times at full occupancy. Ground floor main lobby elevator entrances shall be stainless steel not less than 9’ tall, stainless steel doors, jambs and returns. Non-main lobby elevator entrances shall include painted elevator doors, jams and returns. Tenant will require that the elevators contain a card access system to limit visitor access; such card access system must be compatible with Landlord's security system and shall be at Tenant's expense.

o)    Main mechanical system room with equipment, fire dampers and primary medium pressure insulated duct and terminal units. Landlord will provide five (5) VAV box per floor.

p)    HVAC: Landlord will provide building standard digitally controlled air handling units, medium pressure duct distribution and fan powered boxes serving five (5) No downstream distribution is provided. Core service rooms will be served with variable air volume boxes and downstream distribution ductwork and diffusers. The base building HVAC system (“Base Building HVAC System”) will be designed to provide a minimum capacity of 1 person per 150 USF (“Building Standard Density”), and to HVAC and ventilation per ASHRAE 90.1 based on the following criteria:
(i)    Summer design outdoor condition: 98.7ºF DB, 75.6ºF WB.
(ii)    Summer outside air handling unit design condition: 96ºF DB, 78ºF WB.

(iii)    Winter design temperature: 27.4ºF
(iv)    Indoor design conditions: 74ºF (summer), 72ºF (winter) – maintain plus/minus 2ºF.

The indoor air quality shall comply with the ASHRAE standards 62.1 outside air ventilation provided by base building systems on each floor;

q)    Landlord shall provide supplemental cooling capacity of no less than three (3) tons per Tenant floor for Tenant’s supplemental cooling systems. Access shall be provided on every other Tenant floor for either chilled or condenser water, including vent and drainage risers, for such systems. Landlord shall make available for Tenant’s Separate HVAC Equipment for Tenant’s specific use for above-building standard supplemental air conditioning requirements (i) excess condenser water on a 24/7 basis and (ii) excess chilled water during Building Standard Hours. Tenant’s use of any chilled water shall be metered at Tenant’s cost, and Tenant’s use of condenser water shall be free of charge;

r)    Areas adjacent to the mechanical rooms capable of maintaining a noise criteria rating of not more than NC-42 and open plan office areas capable of maintaining a noise criteria rating of not more than NC-40. Landlord, at its sole cost shall design and utilize reasonable means to reduce and limit any vibrations, odors, noises, etc. originating from the Building’s main mechanical equipment on level above or adjacent space, all consistent with comparable first-class office buildings in the Uptown market;

s)    Primary fire sprinkler system consisting of control and flow valves, primary distribution mains, laterals, and upright sprinkler heads to provide light hazard coverage as required by Code for the Building Core and Shell;

t)    When required by the authorities having jurisdiction, fire extinguishers shall be in semi-recessed fire extinguisher cabinets as required for Building Core and Shell;

u)    Structural floor capacity within the Premises of 80 PSF design live load plus 20 PSF design dead load. Landlord can also accommodate increased floor loading capacities required by Tenant, at Tenant’s expense, with notice given to Landlord prior to the commencement of Building construction;

v)    Completed ground floor lobby with finishes to be specified in detail in an exhibit to the lease agreement;

w)    Completed parking facilities with finishes to be specified in detail in an exhibit to the lease agreement;

x)    Completed exterior plazas and landscaping with finishes to be specified in detail in an exhibit to the lease agreement;

y)    Completed loading dock;

z)    Standard Ceiling Tile: 2x2 tegular edged tiles. The ceiling tile and grid will be similar to Armstrong Dune with SupraFine 9/16” grid; however, Tenant may elect to receive a credit and upgrade in accordance with paragraph (ff) hereof. The ceiling tile and grid will be stacked on each floor;

aa)    Standard Ceiling Height of Proposed Tenant Floors: The finished ceilings shall be 10 feet in height or greater for the exception of one area by the restroom walls;

bb)    The Building mechanical systems, including electrical systems, ductwork, and sprinkler mains, shall have a clearance of no less than 6” above Tenant Premises ceiling height; for the exception of one area by the restroom walls..

cc)    Standard Lighting: Standard lighting stacked on the floor shall be direct/indirect 2’x4' with two T8 or latest technology T5/LED lamps, at a ratio of one fixture per 125 RSF;

dd)    Digital Fan Powered Boxes (FPB) HVAC Boxes: Landlord shall provide five (5) Digital FPB to serve Building perimeter zones;

ee)     Building standard doors at stairwells and core service rooms, finished and installed with required hardware and compliant with Code;

ff)     Tenant may at their cost may elect to substitute/upgrade materials and to receive a credit in lieu of Landlord providing either (i) the Building-standard ceiling tile specified in item (z) above, (ii), window coverings in item (b) above and/or (iii) the Building-standard lighting specified in (cc) above. Tenant shall notify Landlord in writing of Tenant's election to receive such credit on or before two month before start of TI, and in such event, the credit amount shall be in the amount of the costs paid by Landlord for such items. Any such credit amounts shall be added to the TIA. In the event that Tenant fails to timely notify Landlord of Tenant's election to receive such credit in the manner required above, then Landlord shall provide such applicable items to the Premises;

(gg)    Tenant may install cell phone repeaters as needed to support Tenant’s cellular phone and data requirements.

(hh)     Landlord will provide or will allow Tenant access and ability to install Cable or Satellite TV systems.

(ii)    Landlord will provide terrace for Tenant’s use with the following improvements provided at the landlords cost:

• 1’-6” structural drop
• Tapered rigid insulation to drain
• TPO roofing system.
• TPO Protection Layer or protection Board
• Window Washing Davit Pedestal
• 8’-0” wind screen glass wall
• One door accessing Terrace
• 3 weather proof GFCI receptacles mounted on pedestal

EXHIBIT C-2
JANITORIAL SPECIFICATIONS

I.	General Cleaning – Five Nights Weekly

A.
Sweep, vacuum or scrub all hard surface flooring using approved dust-down preparations; damp mop all hard surface flooring in the first floor lobby, entrance foyers on each floor, and building and garage elevator foyers. Damp mop all the hard surfaces flooring as needed. Floor crew performs stripping and waxing of floors (as needed).

B.	Vacuum all carpeted areas and rugs.

C.	Empty, clean, damp dust, and wash (if necessary) all wastebaskets, ashtrays, receptacles, etc. Replace plastic liners.

D.	Clean all ashtray urns and replace sand as necessary.

E.	Remove wastepaper, waste materials and recycling materials to designated areas.

F.	Dust and wipe clean all desktops, horizontal furniture surfaces, fixtures, and window-sills (as needed).

G.	Clean all glass furniture tops, damp wipe and polish (as needed).

H.	Dust all chair rails, stair rails, trim, etc. (as needed).

I.	Dust all baseboards, remove stains if necessary (as needed).

J.
Wash clean and sanitize all water fountains and coolers, kitchen and coffee bar surface areas, and dining/lounge areas, including but limited to counters, tables, chairs, sinks, and exterior of appliances.

K.	Keep entrance doors to offices locked while cleaning. Upon completion of cleaning, all lights are to be turned off.

L.	Keep service corridors and freight elevator and lobbies on each floor, including lobby floor, in clean and orderly condition.

M.	Remove all fingerprints, scuff marks, chewing gum, and other foreign matter.

N.	Clean glass partitions and all doors, door jambs, walls and wall coverings, removing fingerprints and smudges.

O.	Clean all walls in first floor lobby entry (as needed).

P.	Dust and clean telephones as needed.

II.	General Cleaning – Lavatories – Five Times Per Week

A.	Wash and polish all mirrors, power shelves, brightwork, enameled surfaces, etc., including but not limited to flushometers, piping and toilet seat hinges.

B.	Sweep, mop, and disinfect floors, including removing scuff marks.

C.	Wash, sanitize, and wipe dry both sides of all toilet seats.

D.	Wipe clean and polish all toilet tissue, soap, towel and sanitary napkins dispensers and disposal units.

E.	Wash all basins, bowls and urinals, and disinfect.

F.	Clean/wash all partitions, tile wall, enamel surfaces, dispensers, and receptacles, using proper disinfectant.

G.	Clean towel and sanitary napkins disposal receptacles.

H.	Remove wastepaper and refuse to a designated area. No refuse to remain in building overnight.

I.	Fill toilet tissue holders, soap dispensers, towel dispensers, sanitary napkin dispensers, and air freshener dispensers.

J.	Machine scrub restroom floors (as needed).

III.	General Cleaning – At Least Monthly or as Required by Management

A.	Dust all pictures with protective glass surface frames and similar wall hangings not reached in nightly cleaning.

B.	Clean all fire stairwell doors (inside and out), floors, and stairs (as needed).

C.	Dust all vertical surfaces such as walls, partitions, and others not reached in nightly cleaning in office and public areas.

D.	Stairway, office and utility doors and frames on all floors to be checked for general cleanliness; remove finger marks and dust.

E.	Dust all door louvers and other ventilating louvers within reach (weekly).

F.	Remove all finger marks, smudges and other marks from metal/chrome partitions and other surfaces.

G.	Dust all window frames as needed.

H.	Spot carpet cleaning will be done (as needed) and shampoo carpeted floors at Tenant request at Tenant cost.

I.	Dust all blinds.

J.	Dust and clean light fixtures and covers (interior and exterior).

IV.	Miscellaneous

A.	Keep walls and ceiling clean.

B.	Janitorial activities should generally be performed at night (i.e., between 6 p.m. and 6 a.m.) or during the weekends unless there is a specific need for work during the day.

C.	Daily maid services for common area.
D.    Landlord shall provide such other janitorial services generally consistent with the level of service provided to first-class buildings in the Uptown submarket of Dallas, Texas, including continuing to provide all such services currently provided by Landlord
EXHIBIT D
BUILDING RULES AND REGULATIONS
The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.
Tenant may not erect, place, or allow to be placed any sign, advertising matter, stand, booth, or showcase in or upon the doorsteps, or to the extent visible from outside of the Premises, vestibules, halls, common corridors, doors, walls, windows, or pavement of the Building without the prior consent of Landlord.

2.	No birds, animals, except those assisting handicapped persons, reptiles, or any other creatures may be brought into or about the Building.

3.	Nothing may be swept or thrown into the corridors, halls, elevator shafts, or stairways.

4.
Tenant may not make or permit any improper noises (which may be heard outside the Premises) in the Building, create a nuisance, or do or permit anything which, in Landlord’s reasonable judgment, interferes in any way with other tenants or persons having business with them.

5.	No equipment of any kind may be operated on the Premises that disturbs any other tenant in the Building.

6.	Tenant shall cooperate with Building employees in keeping the Premises neat and clean.

7.	Corridor doors, when not in use, must be kept closed.

8.	No bicycles or similar vehicles are allowed in the Building.

9.
Each contractor and subcontractor performing work in the Building on behalf of Tenant must deliver evidence satisfactory to Landlord that such contractor or subcontractor maintains the insurance reasonably required by Landlord prior to commencing work.

10.
Tenant shall refer all contractors, contractor’s representatives, and installation technicians rendering any service on or to the Premises for Tenant to Landlord for Landlord’s approval and supervision for performance of any contractual service. This provision applies to all work performed in the Building, including installation of telephones, telephone equipment, electrical devices, and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceiling, equipment, or any other physical portion of the Building.

11.	No nails, hooks, or screws may be driven into or inserted in any part of the Building except in connection with hanging pictures, diplomas and other similar artwork.

12.
Sidewalks, doorways, vestibules, halls, stairways, and similar areas may not be obstructed by any Tenant Party, or used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building to another part of the Building. No furniture may be placed in front of the Building or in any lobby or corridor without prior consent of Landlord.

13.
Any Tenant Party who desires to enter the Building after Building Standard Hours, is required to sign in upon entry and sign out upon leaving, giving the location during their stay and their time of arrival and departure.

14.
All deliveries must be made via the service entrance and service elevator during normal working hours or at other times as Landlord may determine. Prior approval must be obtained from the Landlord for all deliveries that must be received after Building Standard Hours.

15.	Landlord may require all Tenant Parties to evacuate the Building in the event of an emergency or catastrophe.

16.
Tenant may not do anything, or permit anything to be done, in or about the Building, or bring or keep anything in the Building that in any way which would reasonably be considered to increase the possibility of fire or other casualty, or do anything in conflict with the valid laws, rules, or regulations of any governmental authority.

17.	No food may be distributed for profit or exchange of funds from Tenant’s office without the prior approval of the Building manager.

18.
No additional locks may be placed on any doors without the prior consent of Landlord, which shall not be unreasonably withheld, delayed or conditioned. All necessary keys must be furnished by Landlord and must be surrendered to Landlord upon termination of this Lease. Tenant shall then give Landlord the combination for all locks on the doors and vaults.

19.	Tenant shall comply with reasonable parking rules and regulations as may be posted and distributed from time to time.

20.
Plumbing and appliances may be used only for the purposes for which designed. No sweeping, rubbish, rags, or other unsuitable material may be thrown or placed therein. Any stoppage or damage resulting to any fixtures or appliances from misuse by Tenant shall be paid for by Tenant.

21.
No signs, posters, advertisements, or notices may be painted or affixed on any windows, doors, or other parts of the Building to the extent visible from outside of the Premises, except in colors, sizes, and styles, and in places, approved in advance by Landlord. Landlord has no obligation or duty to give this approval. Building standard suite identification signs will be prepared by a sign writer approved by Landlord. The cost of the Building standard signs is payable by Tenant. Landlord may remove all unapproved signs without notice to Tenant, at the expense of Tenant.

22.
Tenant shall not use or occupy the Premises in any manner or for any purpose other than general office purposes. No portion of the Building may be used as lodging rooms or for any immoral or unlawful purposes.

23.
Tenant may not operate, or allow the operation of any coin or token operated vending machine or similar device for the sale of any goods, wares, merchandise, food, beverages, or services, including but not limited to machines for the sale of beverages, foods, candy, cigarettes or other commodities.

24.
Tenant must obtain Landlord’s prior approval, which is at Landlord’s sole discretion, for installation of any solar screen material, window shades, blinds, drapes, awnings, window ventilators, or other similar equipment and any window treatment of any kind whatsoever. Landlord may reasonably control all lighting that is visible from the exterior of the Building and may change any unapproved lighting without notice to Tenant, at Tenant’s expense.

25.
Tenant shall not permit any Tenant Party to hold, carry, smoke, or dispose of a lighted cigar, cigarette, pipe, or any other lighted smoking equipment in the Building (including without limitation, the Premises), unless designated as a “smoking area” by Landlord.

26.
Tenant shall notify the Building manager when any furnishings or equipment are to be taken into or out of the Building. Moving of those items must be done under the supervision of the Building manager, after receiving approval from Landlord.

27.
Landlord may prescribe the weight and position of safes and other heavy equipment that may overstress any portion of the floor. All damage done to the Building by the improper placing of heavy items that overstress the floor will be repaired at the sole expense of the Tenant.

28.
The persons employed to move Tenant’s equipment, material, furniture, or other property in or out of the building must be acceptable to Landlord. The moving company must be a locally recognized professional mover, whose primary business is the performing of relocation services, and must be bonded and fully insured. A certificate or other verification of such insurance must be received and approved by Landlord prior to the start of any moving operations. Insurance must be sufficient, in Landlord’s sole opinion, to cover all personal liability, theft or damage to the Building, including but not limited to floor coverings, doors, walls, elevators, stairs, foliage, and landscaping. Special care must be taken to prevent damage to foliage and landscaping during adverse weather. All moving operations will be conducted at such times and in such a manner as Landlord will direct, and all moving will take place during non-business hours unless Landlord agrees in writing otherwise. Tenant will be responsible for the security of its property and improvements during all moving operations, and will be liable for all losses and damages sustained by any party as a result of the failure to supply adequate security. Landlord will have the right to prescribe the weight, size, and position of all equipment, materials, furniture, or other property brought into the Building. Heavy objects will, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Special care must be taken so as to prevent damage to the floor coverings and elevators in the Building. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to the Building by moving or maintaining such property will be repaired at the expense of Tenant. Landlord reserves the right to inspect all such property to be brought into the Building and to exclude from the Building all such property which violates any of these rules and regulations or the lease of which these rules and regulations are a part. Supplies, goods, materials, packages, furniture, and all other items of every kind delivered to or taken from the Premises will be delivered or removed through the entrance and route designated by Landlord, and Landlord will not be responsible for the loss or damage of any such property unless such loss or damage results from the negligence of Landlord, its agents, or employees.

29.
Landlord will have the right to prohibit any advertising by Tenant mentioning the Building that, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a Building for offices, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

30.
Each Tenant will store all its trash and garbage within its Premises. No material will be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal will be made only through entryways and elevators provided for such purposes and at such times as Landlord designates. Removal of any furniture or furnishings, large equipment, packing crates, packing materials, and boxes will be the responsibility of each Tenant and such items may not be disposed of in the Building trash receptacles nor will they be removed by the Building’s janitorial service, except at Landlord’s sole reasonable option and at the Tenant’s expense. No furniture, appliances, equipment, or flammable products of any type may be disposed of in the Building trash receptacles.

31.	Canvassing, peddling, soliciting, and distributing handbills or any other written materials in the building are prohibited, and each Tenant will cooperate to prevent the same.

32.	No picketing may be conducted at or within the Building.

33.
The requirements of the tenants will be attended to only upon application by written, personal, telephone or electronic (if designated by Landlord) notice at the office of the Building. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

34.
Except as otherwise provided in the Lease, space on any exterior signage will be provided in Landlord’s sole discretion. No Tenant will have any right to the use of any exterior sign except in Landlord’s sole discretion or as otherwise provided in the Lease.

35.
Tenant may not use space heaters. Tenant will see that the doors of the Premises are closed and locked and that all coffee pots, water faucets, water apparatus, and utilities are shut off before Tenant or Tenant’s employees leave the Premises, so as to prevent waste or damage, and for any default or carelessness in this regard. Tenant will make good all injuries sustained by other Tenants or occupants of the Building or Landlord. Tenant shall not install, operate or maintain in the Premises or any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as reasonably determined by Landlord. On multiple-tenancy floors, all Tenants will keep the doors to the Building corridors closed at all times except for ingress and egress.

36.
Tenant (including Tenant’s employees, agents, invitees, and visitors) will use the parking spaces solely for the purpose of parking passenger model cars, small vans, and small trucks and will comply in all respects with any rules and regulations that may be promulgated by Landlord from time to time with respect to the parking areas. The parking areas may be used by Tenant, its agents, or employees, for occasional overnight parking of vehicles. Tenant will ensure that any vehicle parked in any of the parking spaces will be kept in proper repair and will not leak excessive amounts of oil or grease or any amount of gasoline. If any of the parking spaces are at any time used for any purpose other than parking as provided above and after providing notice of such breach and cure period as provided for Events of Default under the Lease, then Landlord, in addition to any other rights otherwise available to Landlord, may consider such default an event of default under the Lease.

37.
Landlord prohibits, at all times, the usage or possession of weapons of any kind, concealed or otherwise, by Tenant, or Tenant’s employees, contractors, agents or invitees, while on or visiting any Premises, the Building, or any related garage, sidewalks, drives, Common Areas or any related complex of buildings of which the foregoing are a part.

EXHIBIT E
This Exhibit is attached to and made a part of the Lease dated as of __________, 2014, by and between INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC (“Landlord”) and CVSL INC._ (“Tenant”) for space in the Building located at 2950 North Harwood, Dallas, Texas 75201.
PARKING

1.
During the initial Term, Landlord shall provide to Tenant three (3) parking spaces for each 1,000 Rentable Square Feet in the Premises (the “Parking Spaces”), which Parking Spaces shall be located (i) within the Building’s parking garage (the “Building Garage”) at a ratio of two (2) spaces per 1,000 Rentable Square Feet in the Premises and (ii) at Landlord’s discretion either on surface parking lots within close proximity to the Building or at the building garages located at 2727 N. Harwood St. or 2728 N. Harwood St. (the “Off-Site Parking”) at a ratio of one (1) space per 1,000 Rentable Square Feet in the Premises. Tenant shall be required to lease Parking Spaces in the Building Garage equal to at least a minimum ratio of one (1) space per 1,000 Rentable Square Feet in the Premises. Tenant may lease on a reserved basis in the Building Garage up to fifteen percent (15%) of Tenant’s available Parking Spaces in the Building Garage. If Tenant does not lease the Parking Spaces that are available to Tenant in the Building Garage at the ratio of two (2) spaces per 1,000 Rentable Square Feet in the Premises, Landlord may lease the unused spaces to other tenants. However, Landlord shall provide a right of first refusal to Tenant to lease back the unused spaces to Tenant for the remainder of the Term of the Lease as such spaces become available. Upon notification of the availability of additional spaces, Tenant will have five (5) days to respond to Landlord indicating Tenant’s decision to accept or decline Landlord’s offer to lease to Tenant the spaces for the remainder of the Term upon the same terms and conditions set forth herein. Notwithstanding the foregoing, in the event Tenant is leasing all Parking Spaces available to Tenant in the Building Garage and there are additional parking spaces available in the Building Garage in excess of Tenant’s ratio for Parking Spaces, Tenant shall be provided a right of first refusal to lease such available spaces at market rates subject to availability and on a month to month basis. Tenant shall be entitled to maintain the foregoing ratio with respect to any additional space leased by Tenant during the Term of the Lease. In consideration for the Parking Spaces, Tenant will pay to Landlord with each installment of Base Rent due under the Lease, the Parking Charge (hereinafter defined) set forth below, and Tenant will be required to pay the Parking Charge for all Parking Spaces allocated under this Paragraph 1, notwithstanding any period of non-use by Tenant. Tenant shall deliver to Landlord a list of the automobile license numbers of Tenant’s employees who will be using the Parking Spaces. Except in connection with the reserved Parking Spaces, Tenant is not assigned designated parking spaces, but is permitted to use whatever unreserved stalls are available, on a first-come, first-served basis in the Building Garage. Landlord shall cause any Off-Site Parking to be well lit and maintained in clean, orderly and good condition and in good repair throughout the Term.

2.
In consideration for the Parking spaces, Tenant covenants and agrees to pay to Landlord during the initial Term, as Additional Rent, a parking charge (the “Parking Charge”) equal to the sum of $90.00 per month, plus applicable sales tax, for each unreserved Parking Space and $195.00 per month, plus applicable sales tax, for each reserved Parking Space within the Building Garage and market rates for Off-Site Parking. The Parking Charge shall be waived during the Rent abatement period set forth in Section 1. D. A pro rata portion of such Parking Charge shall be payable for the (a) first partial calendar month of the Term immediately following the Rent abatement period in the event the Commencement Date occurs on a date other than the first day of a calendar month, and (b) for the last partial calendar month of the Term in the event the Lease terminates on a date other than the last day of a calendar month. Tenant’s obligation to pay the Parking Charge shall be considered an obligation to pay Rent for all purposes under the Lease. As additional consideration for the Parking Spaces, Tenant hereby waives on behalf of itself all claims, whether based on negligence or other grounds, against Landlord, its agents and employees arising out of any loss or damage to automobiles or other property while located in the Building Garage, or arising out of any personal injuries sustained in connection with the use of said Building Garage.

3.
Tenant’s right to use the Building Garage will be in common with other tenants of the Property and with other parties permitted by Landlord to use the Building Garage. Tenant will not park in any numbered space or any space designated as: RESERVED, HANDICAPPED, VISITORS ONLY, or LIMITED TIME PARKING (or similar designation). The failure to timely pay the Parking Charge specified above, or to comply with the rules and regulations governing the use of the Building Garage shall entitle Landlord, in addition to any other remedies provided hereunder, to tow any vehicles which are in violation of said rules and regulations from the Building Garage at the sole cost and expense of Tenant and without liability for damages resulting there from.

4.
Tenant and its employees, agents, contractors and invitees shall comply with all traffic, security, safety, and other rules and regulations promulgated from time to time with respect to the Building Garage. Landlord reserves the right to assign and reassign, from time to time, particular parking areas for use by persons selected by Landlord. Landlord will not be liable to Tenant for any temporary unavailability of parking spaces due to circumstances beyond the reasonable control of Landlord, nor will any such unavailability entitle Tenant to any refund, deduction, or allowance with respect to the Parking Spaces; provided that if for any reason Landlord fails or is unable to provide the Parking Spaces allocated to Tenant or such reserved Parking Spaces are not available for use by Tenant, such failure or inability is not a default by Landlord under this Lease, but Tenant’s obligation to pay the Parking Charge for any Parking Space that cannot be used shall be abated for so long as Tenant does not have the use of such Parking Space and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such failure or inability to provide Tenant with such parking space.

EXHIBIT F
This Exhibit is attached to and made a part of the Lease dated as of __________, 2014, by and between INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC (“Landlord”) and CVSL INC. (“Tenant”) for space in the Building located at 2950 North Harwood, Dallas, Texas 75201.
RENEWAL OPTION
A.Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of ten (10) years or up to two additional periods, each of five (5) years commencing on the day following the Expiration Date of the initial Term (or first Renewal Term in the case of successive five (5) year terms) and ending on the tenth (10th) or fifth (5th) anniversary of the Expiration Date, as the case may be (each, a “Renewal Term”), if:

1.    Landlord receives notice of exercise (“Renewal Notice”) not less than nine (9) full calendar months prior to the expiration of the initial Term and not more than eighteen (18) full calendar months prior to the expiration of the initial Term; and
2.    Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Renewal Notice or at the time Tenant delivers its Acceptance Notice.
B.    The Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market Rate (hereinafter defined) per rentable square foot for the Premises and the Prevailing Market Rate shall include a determination of the Parking Charge to be payable during the Renewal Term.
C.    Tenant shall pay Operating Costs for the Premises during the Renewal Term in accordance with the terms and conditions of the Lease.
D.    Within 30 days after receipt of Tenant’s Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (1) give Landlord final binding written notice (“Acceptance Notice”) of Tenant’s exercise of its option at the rate proposed by Landlord, or (2) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either an Acceptance Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with an Acceptance Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market Rate for the Premises during the Renewal Term; provided, however, that either party shall be entitled to suspend negotiations regarding the Prevailing Market Rate if the parties have not been able to agree upon the Prevailing Market Rate within 45 days after Landlord’s receipt of the Rejection Notice. Upon agreement, Tenant shall provide Landlord with an Acceptance Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. For purposes hereof, “Prevailing Market Rate” shall mean the arms-length fair market annual rental rate per square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market Rate is being determined hereunder for space comparable to the Premises in office buildings comparable to the Building in the Uptown Submarket. The determination of Prevailing Market Rate shall take into account (i) the location, quality, condition and age of the Building, (ii) creditworthiness of Tenant, and (iii) the length of the proposed Renewal Term. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market Rate for the Premises within 45 days after the date Tenant provides Landlord with the Rejection Notice, Tenant, by written notice to Landlord (the “Arbitration Notice”) within 5 days after the expiration of such 45-day period, shall have the right to have the Prevailing Market Rate determined in accordance with the arbitration procedures described below. If Landlord and Tenant are unable to agree upon the Prevailing Market Rate for the Premises within the 45 day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect.
(i)      If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within 5 days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market Rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the Prevailing Market Rate is not resolved by the exchange of Estimates, then, within 7 days after the exchange of Estimates, Landlord and Tenant shall a person to be an arbitrator (“Arbitrator”) who shall be a licensed real estate broker with not less than ten (10) years of experience in negotiating office leases in the Central Business and Uptown Business Districts and may not be an employee, former employee, affiliate or former affiliate of Landlord or Tenant and, as a condition to selection, the Arbitrator must have negotiated at least two (2) major office leases (25,000 square feet or more) in the Uptown Business Districts during the 36 month period preceding his or her selection. The Arbitrator shall determine which of the two Estimates most closely reflects the Prevailing Market Rate for the Premises during the Renewal Term. Landlord and Tenant shall submit to each other within the 7 day period a list of 10 persons qualified to be the Arbitrator, in order of preference. The first name appearing on both lists shall be the Arbitrator. If no name appears on both lists, the parties shall repeat the process each 7 days until an Arbitrator is selected.
(ii)     Upon selection, the Arbitrator in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimate chosen by such appraisers shall be binding on both Landlord and Tenant as the Base Rent rate for the Premises during the Renewal Term. If either Landlord or Tenant fails to provide a list of brokers within the 7-day period referred to above, the first broker appearing on the list of the party submitting same shall be selected. If the Arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the Arbitrator and of any experts retained by the Arbitrator. Any fees of any appraiser, broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such persons.
(iii)    If the Prevailing Market Rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Base Rent upon the terms and conditions in effect during the last month of the initial Term for the Premises until such time as the Prevailing Market Rate has been determined. Upon such determination, the Base Rent for the Premises shall be retroactively adjusted to the commencement of the Renewal Term for the Premises. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within 30 days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Base Rent.
If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms; provided that an otherwise valid exercise of the Renewal Option shall be fully effective whether or not Tenant executes the Renewal Amendment.
E.    The renewal rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease, except pursuant to a Permitted Transfer. In the event an assignee of Tenant pursuant to a Permitted Transfer exercises the Renewal Option set forth herein, Tenant shall remain liable under the Lease for all of the obligations of the tenant hereunder during such Renewal Term (unless Tenant was released at the time of the Permitted Transfer), whether or not Tenant has consented to or is notified of such renewal. In no event shall a subtenant be entitled to exercise the Renewal Option. Landlord’s consent to any third-party assignment of the Lease shall not be construed as allowing an assignment of such rights to any assignee.

EXHIBIT G
This Exhibit is attached to and made a part of the Lease dated as of __________, 2014, by and between INTERNATIONAL CENTER DEVELOPMENT XVIII, LLC (“Landlord”) and CVSL INC. (“Tenant”) for space in the Building located at 2950 North Harwood, Dallas, Texas 75201.

RIGHT OF FIRST REFUSAL FOR ADDITIONAL SPACE

1.
During the initial Term of this Lease, Tenant shall have an ongoing subordinate right of first refusal (“Right of First Refusal”) to lease space located on the 15th floor of the Building, as more particularly shown on Schedule G-1 attached hereto (the “Additional Space”), so long as the use for the Additional Space includes the use specified in Section 1.K of this Lease, provided that:

(a)	this Lease is in full force and effect and Tenant is open and operating in substantially all of the Premises;

(b)
Tenant is not in default under the terms and conditions of this Lease (after applicable notice and cure periods) at the time it exercises the Right of First Refusal and shall not be in default when it is supposed to take possession of the Additional Space;

(c)	Intentionally deleted;

(d)
Tenant’s then current financial condition, as revealed by its most recent financial statements (which shall include quarterly and annual financial statements, including income statements, balance sheets, and cash flow statements) must demonstrate, either:

(i)	Tenant’s net worth is comparable to its net worth at the time this Lease was signed; or

(ii)	Tenant meets the financial criteria then currently acceptable to Landlord, in Landlord’s reasonable discretion, for lease of such Additional Space.

(e)	Frost Bank elects not to exercise any of its rights pertaining to the Additional Space under its existing office lease with Landlord.

2.
Landlord’s Notice. Landlord shall give Tenant notice, in writing (the “Landlord’s Notice”), of a prospective lease for the use, as described in Paragraph (a) above, at the Additional Space. The Landlord’s Notice shall include the terms and conditions of such prospective lease.

3.
Tenant’s Exercise of Right. Subject to Subparagraph (c) below and subject to Frost Bank’s superior rights to the 15th floor which may limit the length of the term of Tenant’s occupancy of the 15th floor as well as limit Tenant’s renewal of the 15th floor, to exercise this Right of First Refusal as such rights exist on the date of this Lease, Tenant shall:

(a)
Accept the terms and conditions of the prospective lease as proposed by Landlord by notifying Landlord, in writing, sent by registered or certified mail, return receipt requested, of its intent to so accept, postmarked within fifteen (15) days after receipt of Landlord’s Notice. Tenant’s notice of acceptance shall include the financial statements required by Paragraph 1 above and such other financial information required by Landlord to make its decision;

(b)
After accepting the terms and conditions of the prospective lease, execute an amendment to this Lease, subjecting the Additional Space to this Lease (at the rent and for the terms and conditions set forth in the prospective lease mentioned hereinabove); within fifteen (15) days after receipt of same from Landlord.

(c)
If Tenant exercises the Right of First Refusal or otherwise contractually agrees to lease any portion of the 15th floor prior to commencement of construction of Tenant’s Improvements on the 22nd floor, Landlord shall provide Tenant a Work Allowance equal to $50.00 per rentable square foot subject to the terms further defined in Exhibit C, attached hereto, and the following schedule of Base Rent shall apply to the Additional Space,:

Total Months	Rate/Rentable Square Foot
8	$00.00 +E
4	$14.00 Net
12	$28.00 Net
12	$28.50 Net
12	$29.00 Net
12	$29.50 Net
12	$30.00 Net
12	$30.50 Net
12	$31.00 Net
12	$31.50 Net
12	$32.00 Net
15	$32.50 Net

4.
Lapse of Right. Tenant acknowledges that time is of the essence with regard to this Right of First Refusal. If Tenant does not timely satisfy the conditions of Paragraph 3(b) above, then (a) Landlord will have the right, to accept the prospective lease on substantially the same terms and conditions offered to Tenant free of the rights of Tenant under this Paragraph, and (b) Landlord’s obligation under this Paragraph shall be null and void and without further force and effect throughout the remainder of the term of this Lease and any renewals or extensions thereof. If Landlord fails to enter into the prospective lease with the third party within 180 days following the date of Landlord’s Notice, Tenant shall again have a Right of First Refusal in connection with the Additional Space.

5.
Personal to Tenant. This Right of First Refusal for the Additional Space is not transferable without the prior written consent of Landlord, except in the event of a Permitted Transfer not requiring the consent of Landlord..

6.
No Obligation. In the event the Additional Space becomes available but no third party offer for the Additional Space exists, Landlord is under no obligation to offer for lease all or any portion, of the Additional Space to Tenant.

7.	Events Not Triggering Right. Anything contained herein to the contrary notwithstanding, the Right of First Refusal shall be deemed applicable if any of the following events occur:

(a)	The sale or transfer of stock or other ownership interests in Landlord;

(b)	Landlord enters into a management agreement or any similar agreement which transfers management of the Building;

(c)
Landlord enters into a ground lease, mortgage, or trust deed respecting all or any portion of the Premises, makes any advances thereunder, or enters into any renewals, modifications, consolidations, replacements, extensions, and refinancings thereof; or

(d)	Landlord enters into a contract for the sale of the Building containing the Premises.

8.
If (i) the Proposed Lease Term for the Additional Space would end more than 18 months after the last day of the Current Term, (ii) there is on the date of the Landlord Notice at least one unexercised Renewal Term, and (iii) the conditions of Exhibit G are satisfied, then Tenant may, in its acceptance notice, elect to renew the term of this Lease for the next such Renewal Term (in this subsection, the “Renewal Term”), and such election will be effective as an irrevocable Renewal Notice, even if given more than eighteen months prior to the then-current Expiration Date. If such conditions are satisfied and Tenant gives such Renewal Notice to Landlord, then (x) the Proposed Lease Term will be extended so that it is coterminous with the last day of the Renewal Term and (y) Base Rent for the Premises (not including the Additional Space) for the Renewal Term will be determined as set forth in Exhibit F (such process of determination to begin on the date that is one year prior to the date the Current Term is going to expire). The Base Rent for the Additional Space will be the amount set forth in the Landlord Notice for the Proposed Lease Term set forth on the Landlord Notice; and thereafter, for the remainder of the Term (as extended by the Renewal Term), will increase or decrease to equal to Base Rent for the remainder of the Premises.
EXHIBIT H

This Exhibit is attached to and made a part of the Lease dated as of ______, 2014, by and between International Center Development XVIII, LLC (“Landlord”) and CVSL Inc. (“Tenant”) for space in the Building located at 2950 North Harwood, Dallas, Texas 75201.

GUARANTY OF LEASE
This Guaranty of Lease is dated as of the ___ day of ______, 2014, given by Richmont Holdings, Inc, a Texas Corporation (“Guarantor”) to Landlord.
WHEREAS, simultaneously with the delivery of this Guaranty, the Landlord is leasing to Tenant, pursuant to that certain Office Lease dated ______, 2014 (the “Lease”), certain premises which are more particularly described in the Lease; and
WHEREAS, the Landlord is unwilling to enter into the Lease unless the Guarantor executes and delivers to the Landlord this Guaranty;
NOW, THEREFORE, in order to induce the Landlord to enter into the Lease, the Guarantor hereby covenants, guarantees and agrees as follows:
The Guarantor hereby unconditionally guarantees to Landlord the payment of rent pursuant to the Lease throughout the term of the Lease and subject to the burn-off as outlined herein.
Any modification, sublease or assignment of the Lease or waiver of the performance thereof, or the giving by the Landlord or any extension of time for the performance of any of the obligations of the Tenant, or any other forbearance on the part of the Landlord, or any failure by the Landlord to enforce any of its rights under the Lease shall not in any way release Guarantor from liability hereunder or affect or diminish the validity of this Guaranty. Notice to Guarantor of any such modification, sublease, assignment, waiver, extension, forbearance or failure, or of any default by Tenant under the terms thereof is hereby waived.
If any default is made in the payment of rental or if Landlord shall declare Tenant in default for any reason pursuant to the terms of the Lease, then Guarantor shall pay any amounts due and owing as rentals or otherwise cure all monetary defaults of Tenant.
The Guarantor agrees that in the event of institution by or against Tenant of bankruptcy, reorganization, readjustment, receivership or insolvency proceedings of any nature, and if in any such proceedings the Lease shall be terminated or rejected, or the obligations of the Tenant thereunder shall be modified, the Guarantor agrees, that it will continue to pay rents as they become due t under the Lease. In the event any payment by Tenant to Landlord is held to constitute a preference under the bankruptcy laws, or if for any other reason Landlord is required to refund such payment or pay the amount thereof to any other party, such payment by Tenant to Landlord shall not constitute a release of Guarantor from any liability hereunder, but Guarantor agrees to pay such amount to Landlord upon demand. The Guarantor’s obligation to make payment in accordance with the terms of this agreement shall not be impaired, modified, releases or limited in any manner whatsoever by any impairment, modification, release or limitation of the liability of the Tenant or its estate in bankruptcy resulting from the operation of any present or future provision of the Bankruptcy Code or other statute, or from the decision of any court.
The Guarantor shall not be subrogated to any of the rights of the Landlord under the Lease or in or to the premises demised thereby, or to any other rights of the Landlord, by reason of any of the provisions of this instrument or by reason of the performance by the Guarantor of any of its obligations hereunder, and the Guarantor will look solely to the Tenant for recoupment.
The Guarantor waives any defense arising by reason of any disability or other defense of the Tenant or by reason of the cessation from any cause whatsoever of the liability of the Tenant under the Lease, and the Guarantor shall be liable hereunder notwithstanding any such disability, defense or cessation of the Tenant’s liability under the Lease.
The Guarantor agrees that in the event this Guaranty is placed in the hands of an attorney for enforcement, the Guarantor will reimburse the Landlord for all expenses incurred, including reasonable attorney’s fees.

This Guaranty shall bind Guarantor, its heirs, successors and assigns, and shall inure to the benefit of and be enforceable by the Landlord, its successors and assigns.
Guarantor waives diligence of Landlord or its assignees in pursuing any remedy against Tenant. Furthermore, Landlord shall not be required to pursue or exhaust any other remedies before invoking the benefits of this Guaranty; however, any pursuit of any such remedies shall in no manner impair or diminish the rights of Landlord under this Guaranty.
This is an absolute and continuing Guaranty, and shall apply to and cover the Lease.
To the extent permitted by law, Guarantor expressly waives and relinquishes all rights and remedies of surety.
In the event the Guarantor is a corporation, such Guarantor warrants and represents that it has full authority to execute and deliver this Guaranty and agrees that it will do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges as a business or stock corporation under the laws of the state of its incorporation.
Guarantor expressly agrees that this contract is performable in the City of Dallas, Dallas County, Texas.
The invalidity or unenforceable in any particular circumstances of any provision of this Guaranty Agreement shall not extend beyond such provision or such circumstance, and no other provision of this instrument shall be affected thereby.
Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.
Beginning on the first anniversary of the Rent Commencement Date, Guarantor’s obligations shall be reduced annually by an amount equal to twenty percent (20%) of all payments and sums guaranteed under this Guaranty and shall expire on the sixth anniversary of the Rent Commencement Date.

EXECUTED as of the date first above written.

GUARANTOR:

Richmont Holdings, a __Texas Corporation
Address of Guarantor
2400 Dallas Parkway
Suite 230
Plano, TX 75093
By:      /s/ John Rochon Jr.
Name:___ John Rochon Jr.
Its:_______CEO__________________________

58